UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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3501 County Road 6 East Elkhart, IN 46514 (574) 535-1125

April 10, 2018

Dear Fellow Stockholders:
You are cordially invited to join us for our 2018 Annual Meeting of Stockholders, which will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201 on May 24, 2018 at 9:00 A.M.
The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the annual meeting. Members of our Board of Directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.
Your vote is very important. Whether or not you attend the meeting, we encourage you to submit your proxy through the Internet or by mail. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously submitted a proxy through the Internet or by mail.
We appreciate your continued support of our Company.
Sincerely,
JAMES F. GERO
Chairman of the Board

LCI INDUSTRIES
3501 County Road 6 East
Elkhart, Indiana 46514

Notice of Annual Meeting of Stockholders
to be held May 24, 2018

NOTICE IS HEREBY GIVEN to the holders of common stock of LCI Industries that the Annual Meeting of Stockholders of LCI Industries (the “Company”) will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201 on May 24, 2018 at 9:00 A.M., for the following purposes:

(1)	To elect ten Directors to serve until the next Annual Meeting of Stockholders, each as recommended by the Board of Directors;

(2)	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement;

(3)	To approve the LCI Industries 2018 Omnibus Incentive Plan;

(4)	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2018; and

(5)	To transact such other corporate business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed March 29, 2018 as the record date for the meeting, and only holders of record of the Company’s common stock at the close of business on that date will be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.
A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and will be available for inspection at the time of the meeting, at the place thereof.

By Order of the Board of Directors,

ANDREW J. NAMENYE
Vice President - Chief Legal Officer and Secretary
Dated: April 10, 2018
Elkhart, IN

NOTICE TO HOLDERS OF COMMON STOCK
YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
PLEASE VOTE YOUR SHARES THROUGH THE INTERNET OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY CARD BY MAIL, BY SIGNING, DATING, AND MAILING THE PROXY CARD IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2018.

THIS NOTICE OF ANNUAL MEETING, PROXY STATEMENT, AND OUR 2017 ANNUAL REPORT TO STOCKHOLDERS, INCLUDING OUR 2017 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM.

4

LCI INDUSTRIES
3501 County Road 6 East
Elkhart, Indiana 46514

PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS

General Information

The Board of Directors of LCI Industries, a Delaware corporation (the “Company”), is soliciting proxies for use at the Annual Meeting of Stockholders to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201 on May 24, 2018 at 9:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 29, 2018 (the “Record Date”) shall be entitled to vote on all matters considered at the meeting.
The Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which was or will be sent to stockholders on or about April 10, 2018, containing information on the availability of the proxy materials on the Internet. Stockholders will not receive a printed copy of the proxy materials unless previously requested or requested in the manner described in the Notice. The Notice explains how to access and review this Proxy Statement and our 2017 Annual Report to Stockholders, and how you may vote by proxy.
All valid proxies received by the Company (whether by mail or via the Internet) in time for the Annual Meeting will be voted in the manner indicated on the proxies and, if no voting instructions are indicated, “FOR” the Directors named in Proposal 1, and “FOR” Proposals 2, 3, and 4. If specific instructions are indicated, the proxies will be voted in accordance with such instructions. Each proxy may be revoked at any time after it is submitted, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. A proxy may be revoked by giving written notice of revocation to the Secretary of the Company, or by giving a proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not revoke a proxy.
If you are the record holder of your shares (that is, you hold shares of the Company’s Common Stock in your own name and not through your broker or another nominee), you may choose to submit your proxy via the Internet. The website to submit your proxy via the Internet is www.proxyvote.com. You may submit your proxy via the Internet 24 hours a day until 11:59 P.M., Eastern Time, on May 23, 2018. You will be able to confirm that your instructions have been properly recorded. If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Submitting your proxy via the Internet also will be available to stockholders owning shares held in “street name.” If you submit your proxy via the Internet, you do not need to return a proxy card.
Directions to the Annual Meeting may be obtained by contacting our Corporate Secretary.
The cost of solicitation by the Company, including postage, printing, and handling, and the expenses incurred by brokerage firms, custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners, will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, emails, and personal solicitation. Management may also use the services of Directors and employees of the Company to solicit proxies, without additional compensation.
THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS) IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 3501 COUNTY ROAD 6 EAST, ELKHART, INDIANA 46514, TELEPHONE (574) 535-1125, E-MAIL LCII@LCI1.COM. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE COMPANY’S WEBSITE AT WWW.LCI1.COM/INVESTORS AND AT WWW.PROXYVOTE.COM.

THE COMPANY

LCI Industries (“LCII” or the “Company”), through its wholly-owned subsidiary Lippert Components, Inc. and its subsidiaries (collectively, “Lippert Components” or “LCI”), supplies, domestically and internationally, a broad array of components for the leading original equipment manufacturers (“OEMs”) of recreational vehicles (“RVs”) and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers.
LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; electronic components; appliances; televisions and sound systems; navigation systems; backup cameras; and other accessories.
The Company is focused on profitable growth in its industries, both organic and through acquisitions. In order to support this growth, over the past several years the Company has expanded its geographic market and product lines, consolidated manufacturing facilities, and integrated manufacturing, distribution, and administrative functions. At December 31, 2017, the Company operated over 50 manufacturing and distribution facilities located throughout the United States and in Canada and Italy.
2017 was a year of strong operational and financial performance. Consolidated net sales for the year ended December 31, 2017 increased to $2.1 billion, 28 percent higher than consolidated net sales for the year ended December 31, 2016 of $1.7 billion. Acquisitions completed by the Company in 2017 added $42 million in net sales. The 18 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, LCI’s primary OEM market, as well as increased content per RV unit, positively impacted net sales growth in 2017. Further, the Company organically increased sales to adjacent industries and the aftermarket.
For the full-year 2017, the Company’s net income increased to $132.9 million, or $5.24 per diluted share, up from net income of $129.7 million, or $5.20 per diluted share, in 2016. Net income in 2017 included a one-time non-cash charge of $13.2 million ($0.52 per diluted share) related to the estimated impact of the Tax Cuts and Jobs Act (the “TCJA”). Excluding the estimated impact of the TCJA, adjusted net income was $146.1 million, or $5.76 per diluted share. Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures. See “Non-GAAP Measures” included in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for additional information regarding the Company’s use of non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures.
For 2017, the Company achieved a 21.8 percent return on equity, compared to the 26.0 percent return on equity in 2016. In April, June, and September 2017, the Company paid a quarterly dividend of $0.50 per share, and in December 2017 the Company paid a quarterly dividend of $0.55 per share, aggregating $51.1 million for the full year.
Our results of operations are discussed in detail in the accompanying Annual Report.
VOTING SECURITIES

The Company’s Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “LCII.”
Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. At the close of business on the Record Date, there were 25,211,472 shares of our Common Stock outstanding and eligible to vote at the Annual Meeting. A majority in voting power of the outstanding shares of Common Stock entitled to vote at the meeting must be present or represented by proxy at the meeting in order to have a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. “Broker non-votes” means shares held of record by a broker for which the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion. Broker non-votes are not counted as votes cast for any purpose in determining whether any matter being considered at the Annual Meeting has been approved.
If the persons present or represented by proxy at the meeting constitute the holders of less than a majority in voting power of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned by the stockholders who are present, by a majority in voting power thereof, to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and, if possible, broker non-votes.

Vote Required on Proposals
Proposal 1–Election of Directors: To be elected as a director at the Annual Meeting, a nominee must receive a majority of the votes cast with respect to that nominee’s election, which means that the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” that nominee’s election. Under the NYSE rules, your brokerage firm or other nominee that is a member of the NYSE is not permitted to vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the nominees for director because the election of directors is not considered a “routine” matter under the NYSE rules. Abstentions, and broker non-votes represented by submitted proxies, will not be taken into account in determining the outcome of this proposal.
Proposal 2–Advisory Vote on Executive Compensation: To be approved, this advisory proposal requires an affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock that are present in person or by proxy at the meeting and entitled to vote thereon. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. Abstentions on Proposal 2 will have the same effect as a vote against the proposal. Proposal 2 is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.
Proposal 3–Approval of the LCI Industries 2018 Omnibus Incentive Plan: To be approved, this proposal requires an affirmative vote of a majority of the votes cast on the proposal, in accordance with the listing standards of the NYSE. The NYSE takes the position that abstentions are “votes cast,” and therefore, an abstention on Proposal 3 will have the same effect as a vote against the proposal. Proposal 3 is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are member of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.
Proposal 4–Ratification of Appointment of Auditors: To be approved, this proposal requires an affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock that are present in person or by proxy at the meeting and entitled to vote thereon. Abstentions on Proposal 4 will have the same effect as a vote against the proposal. Proposal 4 is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ shares on Proposal 4 if their customers have not furnished voting instructions within a specified period of time prior to the meeting.
We are not currently aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the meeting, or any adjournment or postponement of the meeting, your proxy includes a grant of discretionary authority to the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.
In order to minimize the number of broker non-votes, if you hold your shares in “street name,” the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the notice provided by such organization.
Recommendations of the Board of Directors
The Board of Directors recommends that you vote:

•	FOR each of the nominees for the Board of Directors named in this Proxy Statement (Proposal 1).

•	FOR advisory approval of the compensation of the Company’s Named Executive Officers as described in this Proxy Statement (Proposal 2).

•	FOR approval of the LCI Industries 2018 Omnibus Incentive Plan (Proposal 3).

•	FOR ratification of the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018 (Proposal 4).
Principal Holders of Voting Securities
Set forth below is information with respect to each person known to the Company on March 29, 2018 to be the beneficial owner of more than five percent of any class of the Company’s voting securities. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class(1)

BlackRock, Inc. (2)	3,054,193	12.1%
55 East 52nd Street New York, NY 10022

The Vanguard Group, Inc. (3)	2,203,645	8.7%
100 Vanguard Boulevard Malvern, PA 19355

Neuberger Berman Group LLC (4)	1,516,630	6.0%
Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas New York, NY 10104

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (“SEC”), and includes general voting power and/or investment power with respect to securities.

(2)
Based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 18, 2018, reflecting beneficial ownership as of December 31, 2017. BlackRock had sole voting power over 2,996,954 shares and sole dispositive power over 3,054,193 shares.

(3)
Based on information reported to the SEC in an amended Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 7, 2018, reflecting beneficial ownership as of December 31, 2017. Vanguard had sole voting power over 47,227 shares and sole dispositive power over 2,154,818 shares. Vanguard had shared voting power over 3,500 shares and shared dispositive power over 48,827 shares.

(4)
Based on information reported to the SEC in an amended Schedule 13G filed by Neuberger Berman Group LLC (“Neuberger”) on February 14, 2018, reflecting beneficial ownership as of December 31, 2017. Neuberger and its affiliates may be deemed to be beneficial owners of securities because they or certain affiliated persons have shared power to retain, dispose of, or vote the securities of unrelated clients. Neuberger or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than five percent of the Company.

To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.
Security Ownership of Certain Beneficial Owners and Management
Set forth below is information with respect to beneficial ownership at March 29, 2018 of the Company’s voting securities by each Director, each of whom (excluding John B. Lowe, Jr.) is a nominee for election, by each of our executive officers named in the Summary Compensation Table herein, and by all current Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and their address is c/o LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class(1)

Scott T. Mereness	259,900(2)	1.0%

James F. Gero	252,058(3)	1.0%

Jason D. Lippert	207,022(2)	*

Frederick B. Hegi, Jr.	158,793(4)	*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class(1)

David A. Reed	36,485(5)	*

John B. Lowe, Jr.	28,819(5)	*

Brendan J. Deely	14,881(5)	*

Jamie M. Schnur	12,366(2)	*

Frank J. Crespo	7,021(5)	*

Kieran M. O'Sullivan	7,021(5)	*

Brian M. Hall	6,314(2)	*

Tracy D. Graham	5,455(5)	*

Virginia L. Henkels	957(6)	*

Ronald J. Fenech	638(7)	*

Nick C. Fletcher	____(2)	*

All Directors and executive officers as a group (17 persons)	997,730	4.0%

*	Represents less than 1 percent of the outstanding shares of Common Stock.

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to deferred stock units (“DSUs”), restricted stock units (“RSUs”), and performance stock units (“PSUs”) that vest within 60 days of March 29, 2018 are deemed to be outstanding for the purpose of computing the amount of beneficial ownership and percentage ownership of the person holding such equity units, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)    Excludes the following respective equity units that are not issuable within 60 days.

	DSUs	RSUs	PSUs
Scott T. Mereness	29,715	5,382	77,347

Jason D. Lippert	17,449	11,482	125,228

Jamie M. Schnur	3,768	875	8,220

Brian M. Hall	2,315	641	4,699

Nick C. Fletcher	2,092	—	3,220

(3)	Mr. Gero shares voting and dispositive power with respect to such shares with his wife. Includes restricted stock representing 1,579 shares granted in May 2017.

(4)
Includes 59,000 shares owned of record by Hegi Family Holdings, LP, of which Mr. Hegi has sole voting and dispositive power with respect to such shares. Includes restricted stock representing 1,579 shares granted in May 2017.

(5)	Includes restricted stock representing 1,579 shares granted in May 2017.

(6)	Includes restricted stock representing 957 shares granted in September 2017.

(7)	Includes restricted stock representing 638 shares granted in November 2017.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors, and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
Based on its review of the copies of such forms received by it, the Company believes during 2017 all such filing requirements applicable to its officers and directors were satisfied, with the exception of Form 4s that were not timely filed by Mr. Lippert, Mr. Mereness, and Mr. Schnur to report one transaction per individual.
Proposal 1. ELECTION OF DIRECTORS
The business and affairs of the Company are managed under the direction of our Board of Directors. The Company’s Restated Certificate of Incorporation currently provides that the number of directors shall consist of not less than three nor more than twelve persons. Our bylaws provide that the number of directors, not less than three nor more than twelve persons, shall be determined from time to time by resolution of the Board. The Board of Directors currently consists of eleven Directors. As discussed further below, it is proposed that, at the 2018 Annual Meeting, the stockholders elect a Board of ten Directors to serve for a term of one year or until their successors are elected and qualify. The Board has resolved that, effective at the 2018 Annual Meeting, the number of directors of the Company will be reduced to ten. Proxies cannot be voted for a greater number of persons than ten, which is the number of nominees named in this Proxy Statement.
On May 25, 2017, the Board of Directors amended the Company’s bylaws to alter the vote required for the election of directors in uncontested elections from a plurality to a majority voting standard. In any contested election, directors will continue to be elected by a plurality vote. In an uncontested election, which the election of directors at the 2018 Annual Meeting will be, each of the nominees, as an incumbent director, was required to submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in his or her election, and (ii) acceptance of that resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for such purpose. In the event a nominee in an uncontested election fails to receive a majority of the votes cast, the Corporate Governance and Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation, and the Board of Directors in making its decision, each may consider any factors and other information that they consider appropriate and relevant. If the Board of Directors accepts a director's resignation pursuant to this process, the Board of Directors may fill the resulting vacancy.
Director Qualifications and Selection Process
The Corporate Governance and Nominating Committee of the Board leads the search for individuals qualified to become Directors and selects nominees to be presented for stockholder approval at each Annual Meeting. The Committee considers candidates for Board membership suggested by members of the Committee and other Board members, as well as by Management and stockholders. In this regard, the Corporate Governance and Nominating Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise, and other factors. In addition, the Committee will endeavor to include candidates who reflect diverse backgrounds, including diversity of race, ethnicity, and gender, when assembling an initial pool of qualified candidates from which to fill Board vacancies. The objective of the Committee will be to identify and recommend the most capable candidates who have experience in the areas of expertise needed at that time and meet the criteria for nomination.
The Corporate Governance and Nominating Committee uses the same criteria for evaluating candidates suggested by stockholders as it does for those proposed by Board members or Management. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom, and mature judgment; (c) must be willing to devote sufficient time to carry out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) directors who also serve as CEOs or in equivalent positions should not serve on more than two Boards of public companies in addition to the Company’s Board; and (g) directors who are not CEOs or equivalent should not serve on more than four Boards of public companies in addition to the Company’s Board.

The Corporate Governance and Nominating Committee seeks candidates who have demonstrated exceptional ability and judgment and who can, in conjunction with other directors, most effectively serve the long-term interests of our stockholders. The particular experience, qualifications, and skills of each nominee described on pages 11 through 13 of this Proxy Statement reflect that our Board, taken as a whole, provides a broad diversity of knowledge of our Company and industry, expertise in finance and investment, experience with technology-based and growth-oriented companies and global markets, competence in accounting and financial reporting, and leadership in business and with socially-responsible organizations.
In conjunction with the Board’s director succession planning process, in 2017, the Corporate Governance and Nominating Committee recommended to the Board the appointment of two new independent directors. In September 2017, the Board determined to increase the size of the Board from nine to ten members, and appointed Virginia L. Henkels as an independent director, to serve as such until the 2018 Annual Meeting. In November 2017, the Board determined to increase the size of the Board from ten to eleven members, and appointed Ronald J. Fenech as an independent director, to serve as such until the 2018 Annual Meeting. The Board of Directors currently consists of eleven members, and the Committee has recommended ten of those members as nominees for election at the 2018 Annual Meeting. Following discussions with the eleventh director, Mr. John B. Lowe, Jr., regarding his anticipated availability during the upcoming year, Mr. Lowe decided to retire from his service on the Board of Directors following the completion of his current term. Consequently, the Committee did not nominate Mr. Lowe to stand for re-election. The Board of Directors thanks Mr. Lowe for his years of service and dedication to the Board and his many contributions to the Company.
The Corporate Governance and Nominating Committee recommended to the Board each of the nominees for election as directors as set forth herein. No candidates for director nominees were submitted to the Committee by any stockholder in connection with the 2018 Annual Meeting.
Stockholders may propose nominees for consideration by the Corporate Governance and Nominating Committee by submitting the names of such nominees and supporting information to:
Secretary
LCI Industries
3501 County Road 6 East
Elkhart, Indiana 46514

The proposed nominee must meet the qualifications for directors described above and in the Company’s Governance Principles.
In addition, any stockholder who wishes to nominate a director candidate at an annual meeting may do so by following the procedures and providing the information set forth under “Stockholder Proposals for the 2019 Annual Meeting” and in Section 1.13 of the Company’s bylaws.
Our Director Nominees
Following the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the ten persons named below for election to the Board of Directors at the Annual Meeting. Each of Messrs. Gero, Crespo, Deely, Graham, Hegi, Lippert, O’Sullivan, and Reed were elected to his present term of office at the Annual Meeting of Stockholders held on May 25, 2017. As described above, Ms. Henkels and Mr. Fenech were appointed as Directors by the Board in September and November 2017, respectively.

James F. Gero

Mr. Gero, 73, Chairman of the Board of Directors, has been a member of our Board of Directors since 1992. Mr. Gero is a private investor and served as Chairman of the Board of Orthofix International, N.V., a publicly-owned international supplier of orthopedic devices for bone fixation and stimulation, from 2004 to December 2013. Mr. Gero also serves as a director of Intrusion.com, Inc., a publicly-owned supplier of security software.
Mr. Gero has extensive experience with respect to corporate management and leadership, strategic planning, and compensation matters, and has public company board experience.
Committees: Audit; Corporate Governance and Nominating

Frank J. Crespo

Mr. Crespo, 55, has been a member of our Board of Directors since 2015. He served as Vice President and Chief Procurement Officer of Caterpillar, Inc., a publicly-owned manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives from 2010 until February 2018. Prior to joining Caterpillar in 2010, Mr. Crespo served as Vice President and Chief Procurement Officer of Honeywell International, Inc., a global diversified technology and manufacturing company, having joined Honeywell in 2007.
Mr. Crespo has over 30 years of executive and leadership experience in procurement, supply chain, and logistics in global electronics, high technology, and industrial markets for marquee and publicly-owned corporations, as well as with the U.S. Navy.
Committees: Audit; Risk (chair)

Brendan J. Deely

Mr. Deely, 52, has been a member of our Board of Directors since 2011. Mr. Deely has been the President and Chief Executive Officer of A.H. Harris, a leading distributor of construction supplies and equipment, since May 2017. From 2004 until December 2014, Mr. Deely was President and Chief Executive Officer of L&W Supply Corporation, a subsidiary of USG Corporation, and from 2008 until November 2014, was Senior Vice President of USG Corporation, a publicly-owned manufacturer and distributor of high-performance building systems. For more than five years prior thereto, Mr. Deely held various executive positions with USG Corporation and its subsidiaries. Mr. Deely has served as an independent director for A.H. Harris & Sons, a private equity-based business, since 2016.
Mr. Deely has extensive experience with respect to corporate management, operations, and compensation matters, and extensive experience with social responsibility organizations.
Committees: Compensation; Corporate Governance and Nominating (chair)

Ronald J. Fenech

Mr. Fenech, 60, has been a member of our Board of Directors since 2017. Mr. Fenech co-founded Grand Design Recreational Vehicle Co. in 2012, a fast-growing manufacturer of towable RVs that was acquired in 2016 by Winnebago Industries. Prior to forming Grand Design, he held several executive positions at Thor Industries, Inc., the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles, including as Senior Group President of Thor Industries from January 2010 to 2012, and as President of Keystone RV Company following its acquisition by Thor Industries in November 2001 until January 2010. Mr. Fenech has over 30 years of experience in the RV industry covering a broad range of positions with several companies. He also serves on the Board of Directors of Beacon Health System, a regional provider of healthcare services serving the Elkhart and South Bend communities of northern Indiana.
Mr. Fenech has extensive experience with respect to corporate management, leadership, and strategic planning, and he has particular knowledge of the industries to which we sell our products.
Committees: Corporate Governance and Nominating; Strategy and Acquisition

Tracy D. Graham

Mr. Graham, 44, has been a member of our Board of Directors since March 2016. Mr. Graham is Chief Executive Officer and Managing Principal of Graham-Allen Partners, a private investment firm focused on investing in technology and technology-enabled companies. Prior to forming Graham-Allen Partners in 2009, he served as Vice President of SMB Technology Services for Cincinnati Bell, one of the nation’s leading regionally focused local exchange, wireless, and data center providers. Mr. Graham also successfully built and sold three technology companies over a 12-year period, including GramTel USA, Inc., a provider of managed data center and related services to mid-sized businesses, which was sold to Cincinnati Bell. Mr. Graham is a director of 1st Source Bank, and during a three-year term that expired in 2015, was a director of 1st Source Corporation, a publicly-owned bank holding company headquartered in South Bend, Indiana. He also serves on the Board of Directors of Beacon Health System, a regional provider of healthcare services serving the Elkhart and South Bend communities of northern Indiana.
Mr. Graham has over 20 years of executive and leadership experience with technology-based and growth-oriented companies, as well as his multifaceted understanding of the data technology and cybersecurity issues facing businesses today.
Committees: Compensation; Risk; Strategy and Acquisition

Frederick B. Hegi, Jr.

Mr. Hegi, 74, has been a member of our Board of Directors since 2002. Mr. Hegi is a founding partner of Wingate Partners, a private equity firm. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Mr. Hegi is a director of Hallmark Cards, Inc., a privately-held producer of greeting cards and other products. From 1996 until December 2011, Mr. Hegi also served as Chairman of the Board of United Stationers, Inc., a publicly-owned wholesale distributor of business products, and from June 1999 to May 2016, he served as a director of Texas Capital Bancshares, Inc., a publicly owned regional bank.
Mr. Hegi has particular knowledge of the industries to which we sell our products, financial expertise, and extensive experience with respect to corporate management and leadership, strategic planning, governance matters, and has public company board experience.
Committees: Audit; Corporate Governance and Nominating

Virginia L. Henkels

Ms. Henkels, 49, has been a member of our Board of Directors since 2017. From 2008 to 2017, Ms. Henkels served as Executive Vice President, Chief Financial Officer and Treasurer of Swift Transportation Company, a then publicly traded transportation services company, where she led numerous capital market transactions including its 2010 Initial Public Offering. She also held various finance and accounting leadership positions with increasing responsibilities since 2004 at Swift Transportation and from 1990 to 2002 at Honeywell International, Inc., a global diversified technology and manufacturing company, including as Worldwide Revenue Chain and Finance Six Sigma Leader and Director of Financial Planning and Analysis at Honeywell International’s Industry Solutions division. Ms. Henkels is currently a member of the National Association of Corporate Directors and the Women’s Corporate Director organizations. Ms. Henkels also serves on the board of directors of Viad Corp., a publicly traded full-service live events and travel experience company.
Formerly a CPA, Ms. Henkels has extensive experience with finance, accounting, capital markets, and investor relations, as well as experience in strategy development, risk management, mergers and acquisitions, audit, corporate culture, and corporate governance.
Committees: Audit; Compensation

Jason D. Lippert

Mr. Lippert, 45, has been a member of our Board of Directors since 2007. He became Chief Executive Officer of the Company in May 2013, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has over 20 years of experience with the Company and its subsidiaries, and has served in a wide range of leadership positions.
Mr. Lippert has particular knowledge of the industries and customers to which we sell our products, as well as extensive experience with strategic planning, acquisitions, marketing, manufacturing, and sale of our products.

Kieran M. O’Sullivan

Mr. O’Sullivan, 56, has been a member of our Board of Directors since 2015. He is President, Chief Executive Officer and Chairman of the Board of CTS Corporation, a publicly-owned designer and manufacturer of electronic components and sensors to OEMs in the automotive, communications, medical, defense and aerospace, industrial, and computer markets. Prior to joining CTS in 2013, Mr. O’Sullivan served as Executive Vice President of Continental AG’s Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006.
Mr. O’Sullivan has over 25 years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics, and automotive business segments, experience in global markets, as well as experience as a sitting President and Chief Executive Officer of a publicly-owned corporation.
Committees: Compensation (chair); Risk

David A. Reed

Mr. Reed, 70, has been a member of our Board of Directors since 2003. Mr. Reed is President of a privately-held family investment management company. Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000 where he held several senior U.S. and global operating, administrative, and marketing roles in his 26-year tenure with the firm. He served on Ernst & Young LLP’s Management Committee and Global Executive Council from 1991 to 2000. His experience includes service as a director for several publicly-owned, venture capital, and private equity-based companies since 2000.
Mr. Reed has accounting and financial acumen, with particular knowledge of financial reporting and taxation, and has public company board experience.
Committees: Audit (chair); Risk; Strategy and Acquisition (chair)

Unless contrary instructions are indicated, the persons named as proxies in the form of proxy card solicited from holders of the Common Stock will vote for the election of the nominees indicated above. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.

The Board of Directors recommends a vote FOR election of the ten nominated directors.
CORPORATE GOVERNANCE AND RELATED MATTERS
Statement Regarding Corporate Governance
The Company regularly monitors developments in the area of corporate governance, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform Act of 2010 (the “Dodd-Frank Act”), and rules promulgated by the SEC and the NYSE. The Company complies with all laws and rules applicable to corporate governance, and has continually implemented “best practices” as the Company deems appropriate to protect and enhance stockholders’ interests.
The Company’s Governance Principles, as well as the Charters of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Risk Committee, and the Key Practices of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, in addition to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and Whistleblower Policy, can be accessed on the Company’s website at www.lci1.com/investors. The Charter and Key Practices of the newly-established Strategy and Acquisition Committee will be available on that same website once those documents are finalized. A copy of any corporate governance document will be furnished, without charge, upon written request to Secretary, LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514. Information on our website is not incorporated by reference into this Proxy Statement.
Board of Directors and Director Independence
Directors are elected annually by the Company’s stockholders for one year terms. The Board currently consists of one Director, Jason D. Lippert, who is employed by the Company as its Chief Executive Officer and ten independent Directors.
The Board of Directors reviews at least annually the independence of each Director. During these reviews, the Board considers transactions and relationships between each Director (and his immediate family and affiliates) and the Company and Management to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. The review is based primarily on responses of the Directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation, and other relationships. In March 2018, the Board determined that none of Messrs. Gero, Crespo, Deely,

Fenech, Graham, Hegi, Lowe, O’Sullivan, or Reed, nor Ms. Henkels, has any material relationship with the Company or its subsidiaries. Accordingly, the Board has determined that each of these ten Directors meets the “independence” standards of the NYSE.
In making the determination of independence, the Board applied the following standards, in addition to other relevant facts and circumstances:

•	A director who is an employee, or whose immediate family member is an executive of the Company, is not independent until three years after the end of such employment relationship.

•
A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he/she ceases to receive more than $120,000 per year in such compensation.

•
A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

•
A director who is, or whose immediate family member is, an officer, director, or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 or 1 percent of the organization’s total annual donations is not independent.

The independent Directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2017, the Board of Directors held eight meetings. All Directors except Ms. Henkels and Mr. Fenech, who were not appointed to the Board until September 14, 2017 and November 16, 2017, respectively, attended at least 75 percent of the regularly scheduled and special meetings of the Board and the Board committees on which they served.
Board members are expected to attend the Company’s annual meetings. At the Company’s 2017 Annual Meeting, all members of the Board were present.
Leadership Structure
The Company has continuously maintained separate positions for Chairman of the Board and for Chief Executive Officer in order to provide an independent and unbiased level of review and oversight of senior management. James F. Gero currently serves as Chairman of the Board, and Jason D. Lippert serves as Chief Executive Officer. The Chairman of the Board coordinates the activities of the independent Directors, serves as a liaison on Board-related issues between the independent directors and the CEO, and performs any other duties and responsibilities that the Board of Directors may determine. While the Board elects a Chairman of the Board annually, it is generally expected that he or she will serve for more than one year.
The role of the Chairman of the Board also includes:

•	presiding at executive sessions, with the authority to call meetings of the independent directors;

•	advising on the selection of Committee chairs;

•	approving the agenda, schedule, and information sent to the Directors for Board meetings and assuring that there is sufficient time for discussion of all items on Board meeting agendas;

•	working with the CEO to prepare a schedule of strategic discussion items; and

•	guiding the Board’s governance processes, including the annual Board self-evaluation and succession planning.
The Board periodically reviews its leadership structure to evaluate whether it remains appropriate for the Company.

Executive Sessions
The independent Directors meet regularly in executive sessions without Management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by the Chairman of the Board. Additional executive sessions may be called by the Chairman of the Board in his discretion or at the request of the Board.
Board Committees
The Company has five standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Risk Committee, and the Strategy and Acquisition Committee. All members of each Committee are independent Directors who meet the independence and experience standards of the NYSE. The Board annually selects the Directors who serve on the committees. Except as outlined below, each committee functions pursuant to a written Charter and, other than the Risk Committee, written Key Practices adopted by the Board of Directors and reviewed annually by each committee. The Board recently established the Strategy and Acquisition Committee, and the Charter and Key Practices of that committee are currently being developed.
The following table reflects the current membership of each Board Committee:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Risk Committee	Strategy and Acquisition Committee
James F. Gero	✓		✓
Frank J. Crespo	✓			Chair
Brendan J. Deely		✓	Chair
Ronald J. Fenech			✓		✓
Tracy D. Graham		✓		✓	✓
Frederick B. Hegi, Jr.	✓		✓
Virginia L. Henkels	✓	✓
John B. Lowe, Jr.		✓	✓
Kieran M. O'Sullivan		Chair		✓
David A. Reed	Chair			✓	Chair
Audit Committee
The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct and integrity of the Company’s financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence, qualifications, and performance of the Company’s independent auditor; and (iv) the adequacy and effectiveness of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the performance of the Company’s internal audit function. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Audit Committee selects the Company’s independent auditor, which selection is submitted to the stockholders for ratification in this Proxy Statement. See “Proposal 4. Ratification of Appointment of Auditors.”
All of the Audit Committee members meet the independence and experience requirements of the NYSE and the Securities and Exchange Commission. Mr. Reed serves as Chairman of the Audit Committee, and each member of the Committee has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. This Committee held six meetings during the year ended December 31, 2017.
Compensation Committee
The purpose of the Compensation Committee of the Board of Directors is (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; and (ii) to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement.
The Compensation Committee is responsible for reviewing the performance and development of the Company’s Management in achieving corporate goals, and to ensure that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, determines the compensation terms for the Company’s Chief Executive Officer, administers the LCI Industries Equity Award and Incentive Plan, as Amended and Restated (the “2011 Plan”), approves equity awards, and coordinates with the Corporate Governance and Nominating Committee with respect to compensation of Directors. The Compensation Committee approved the compensation, consisting of salary, incentive bonus, equity awards, and benefits paid for 2017 to the “named executive officers.” See “Executive Compensation - Compensation Discussion and Analysis.”

Mr. O’Sullivan serves as Chairman of the Compensation Committee. This Committee held four meetings during the year ended December 31, 2017.
Corporate Governance and Nominating Committee
The purpose of the Corporate Governance and Nominating Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Board members; (ii) determining the composition of the Board of Directors and its Committees; (iii) monitoring a process to assess Board effectiveness; (iv) developing and implementing the Company’s corporate governance principles and business guidelines; and (v) evaluating potential candidates for executive positions. The Corporate Governance and Nominating Committee oversees the development of executive succession plans, coordinates with the Compensation Committee with respect to compensation of Directors, reviews and approves related person transactions, and resolves any conflicts of interest involving a director. The Committee also reviews and, if necessary, recommends revisions to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and other governance policies adopted from time to time.
The Corporate Governance and Nominating Committee leads the search for individuals qualified to become Directors and to select nominees to be presented for stockholder approval at each Annual Meeting of Stockholders and to fill vacancies on the Board of Directors. See “Proposal 1. Election of Directors - Director Qualifications and Selection Process.”
Mr. Deely serves as Chairman of the Corporate Governance and Nominating Committee. This Committee held six meetings during the year ended December 31, 2017.
Risk Committee
The purpose of the Risk Committee is to provide oversight of Company-wide risk management practices to assist the Board in (i) overseeing that the executive team has identified and assessed all the risks that the organization faces and has established a risk management infrastructure capable of addressing those risks; (ii) overseeing in conjunction with other Board-level committees or the full Board, if applicable, risk, such as strategic, financial, credit, market, liquidity, cyber and physical security, property, information technology, legal, regulatory, reputational, and other risks; (iii) overseeing the division of risk-related responsibilities to each Board committee as clearly as possible and performing a gap analysis to determine that the oversight of any risks are not missed; and (iv) in conjunction with the full Board, approving the Company’s enterprise wide risk management framework. The Company faces a number of material risks, including financial and operational risks. Accordingly, the Company conducts regular enterprise risk management reviews to identify and assess these risks, and to implement effective plans to manage them.
Mr. Crespo serves as Chairman of the Risk Committee. This Committee held three meetings during the year ended December 31, 2017.
Strategy and Acquisition Committee
The purpose of the Strategy and Acquisition Committee is to assist in the development of the Company’s overall strategy, including acquisition matters. The Strategy and Acquisition Committee will (i) work with Management in the development of the Company’s strategy; (ii) monitor execution of the Company’s strategic plan, both domestically and internationally, against stated goals and objectives, and provide guidance and feedback as necessary; (iii) in conjunction with Management, develop an acquisition strategy that aligns with the Company’s long-term strategic plan; (iv) review each proposed acquisition by the Company in the context of various factors, including whether to recommend approval of the acquisition; (v) from time to time, review and recommend to the Board of Directors whether to exit an existing business or dispose of assets; and (vi) review and analyze actions and results against stated goals and objectives.
Mr. Reed serves as Chairman of the Strategy and Acquisition Committee. The Board established this Committee and designated its members in March 2018, and, therefore, the Committee did not hold any meetings during 2017.
Compensation-Related Risk
To identify risks that could be created by our compensation policies and practices, the Compensation Committee reviews enterprise risk management assessments, and evaluates our controls to determine if they adequately mitigate against compensation-related risks. If appropriate, controls are modified or supplemented. The Compensation Committee assessed our executive compensation programs, and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes our executive compensation programs, including the design of long-term incentive plans, oversight by the Compensation Committee, and sufficiency of control features, prevent unintentional material risk. In addition, stock ownership guidelines, the long-term nature of equity awards, share retention, and incentive compensation forfeiture, taken together, motivate Management to carefully consider risk in making business decisions and evaluating growth opportunities, and mitigate against excessive risk-taking to achieve short-term results.

Compensation Recoupment Policy
The Board of Directors has adopted a compensation recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the 2011 Plan, or any successor plan, the amount, payment, and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria. The policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The policy is administered by the Compensation Committee, as more fully described in the policy, which is included in the Compensation Committee Key Practices.
Equity-Based Awards
It has been, and will continue to be, the Company’s policy to obtain stockholder approval for any equity-based compensation plans for Directors, officers, and employees. The Company’s existing equity-based compensation plan was approved by stockholders on May 18, 2011, and amended with stockholder approval on May 22, 2014. The Board of Directors has approved, and proposed for stockholder approval at the 2018 Annual Meeting, a new 2018 Omnibus Incentive Plan. See “Proposal 3. Approval of the LCI Industries 2018 Omnibus Incentive Plan.”
Director Stock Ownership Requirements
To help align the personal interests of non-employee Directors with the interests of stockholders, all non-employee Directors are required to hold Company Common Stock or DSUs equivalent to 4.5x each non-employee Director’s annual cash retainer (exclusive of any cash retainer for serving as a Board or Committee chair). Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, the individual and his or her immediate family members residing in the same household, plus DSUs or stock awards (whether vested or unvested). Stock options (whether vested or unvested) do not count toward satisfaction of the guidelines. Non-employee Directors are required to achieve ownership in accordance with the guidelines within three years of the date they assume their position. As of the date of this Proxy Statement, all non-employee Directors satisfy the stock ownership requirements or are within that three-year period.
Employees and Directors Guidelines for Business Conduct
The Company has Guidelines for Business Conduct that all management employees and Directors are required to annually sign and to follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its Chief Executive Officer, President, Chief Financial Officer, and the financial officers of the Company and its subsidiaries.
Management and Board Succession
The Board periodically reviews with the Chief Executive Officer and maintains a succession plan for executive officers, after considering recommendations from the Corporate Governance and Nominating Committee. The plan is designed to ensure an effective transition of management of our operations to qualified executives upon the retirement of senior executives. The Board is also responsible for maintaining an emergency succession plan that is reviewed periodically with Management.
Disclosure Committee
The Company has a Disclosure Committee that holds regular quarterly meetings, comprised of executive, financial, operating, and legal management personnel. The Disclosure Committee helps to identify issues and developments that may arise during the quarter that may require disclosure, and is a key part of the Company’s disclosure controls and procedures intended to ensure that information required to be disclosed by the Company in public reports is made available to Management and reported within the specified time periods. In addition, each quarter, the Company’s key management personnel are required to certify in writing whether or not any matters arose that should be considered for disclosure.
Whistleblower Policy
The Company has a Whistleblower Policy that establishes policies and procedures for the reporting of complaints by officers, employees, and other stakeholders of the Company, on a confidential and anonymous basis, regarding questionable accounting or auditing matters, internal controls, illegal practices, or violations of adopted policies of the Company.
Contacting the Board of Directors
Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or our independent Directors as a group, or any member of the Board, may do so electronically by sending an e-mail to LCII@lci1.com or by writing to any Director c/o LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514. Communications received electronically or in writing will be distributed to the Chairman or the other members of the Board, as appropriate, depending on the facts and circumstances described in communications received. For example, communications regarding accounting, internal accounting, internal accounting controls, and auditing matters generally will be forwarded to the Chairman of the Audit Committee.

DIRECTOR COMPENSATION
The following table summarizes compensation paid to non-employee Directors during fiscal 2017:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total

James F. Gero	$198,375	$140,028	$—	$338,403
Leigh J. Abrams	34,375	—	2,842	37,217
Frank J. Crespo	97,500	140,028	522	238,050
Brendan J. Deely	98,560	140,028	15,592	254,180
Ronald J. Fenech	10,426	72,944	—	83,370
Tracy D. Graham	82,500	140,028	—	222,528
Frederick B. Hegi, Jr.	94,875	140,028	1,240	236,143
Virginia L. Henkels	24,478	100,003	—	124,481
John B. Lowe, Jr.	107,063	140,028	620	247,711
Kieran M. O'Sullivan	87,342	140,028	343	227,713
David A. Reed	115,575	140,028	914	256,517
	$951,069	$1,293,171	$22,073	$2,266,313

(1)
Represents the Directors’ annual cash retainer amount and the additional annual cash fee paid to the Chairman of the Board and the Committee Chairs, as applicable, for the period of time they served in the respective positions in 2017, except for Messrs. Gero, Hegi, Lowe, and Reed who elected to receive DSUs in lieu of cash compensation for 2017. For those Directors, the amount shown represents the value, as of the date earned, of DSUs issued in lieu of cash compensation in payment of Directors’ fees. To encourage our Directors’ long-term ownership of the Common Stock of the Company, non-employee Directors may elect to accept DSUs in lieu of cash compensation in payment of Directors’ fees. An initial election to defer compensation for a calendar year must be made prior to December 31st of the preceding calendar year. The number of shares of DSUs, credited at the fair market value of the stock on the date credited, is equivalent to 115 percent of the deferred fee. The DSUs are distributed in the form of shares of Common Stock of the Company at the end of the initial restriction or deferral period selected by the Director, subject to earlier distribution upon death, disability, or certain changes-in-control of the Company, and are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Until shares representing the DSUs are distributed, the Director does not have any rights of a stockholder of the Company with respect to such shares, other than to receive dividend equivalents in DSUs if dividends are issued to stockholders with the same deferral period as the underlying units.

(2)
In May 2017, each non-employee Director was granted 1,555 restricted shares of the Company’s Common Stock, having a value of $140,028. The fair value was $90.05 per share, the closing price on the day before the grant. The closing price on the grant date was $88.70. Additionally, in September 2017, Ms. Henkels received upon her election to the Board a grant of 947 restricted shares of the Company’s Common Stock, having a value of $100,003. The fair value was $105.60 per share, the closing price on the day before the grant. The closing price on the grant date was $106.95. In November 2017, Mr. Fenech received upon his election to the Board a grant of 631 restricted shares of the Company’s Common Stock, having a value of $72,944. The fair value was $115.60 per share, the closing price on the day before the grant. The closing price on the grant date was $117.85. Shares of restricted stock granted to non-employee Directors vest in full on the first anniversary of the grant date. Shares of restricted stock entitle the holder to all rights of a stockholder, including the right to vote and to receive any dividends, subject to the same restrictions as the underlying shares. Non-employee Directors can also receive non-qualified stock options or other stock-based awards under the 2011 Plan. No stock options were granted in fiscal 2017 to our non-employee Directors. Each of Messrs. Gero, Crespo, Deely, Graham, Hegi, Lowe, O’Sullivan, and Reed held 1,570 restricted shares as of December 31, 2017. As of December 31, 2017, Ms. Henkels held 951 restricted shares and Mr. Fenech held 634 restricted shares.

(3)	Includes life insurance premiums, fees related to spousal travel, and gifts to directors in recognition of years of service to the Company.
Discussion of Director Compensation
The Corporate Governance and Nominating Committee has responsibility for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the Committee is guided by three goals: (1) compensation should fairly pay directors for the time and service they provide; (2) compensation should align the interests of directors with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent, and easy for stockholders to understand. The Corporate Governance and Nominating Committee believes these goals are served by providing non-employee directors with an annual retainer fee, fees for each meeting attended, or any combination thereof, and an annual stock-based award. Prior to determining compensation for non-employee directors for fiscal 2017, the Corporate Governance and Nominating Committee also consulted with Exequity LLP, the Committee’s independent compensation consultant, regarding director compensation mix and total compensation for Board and committee service.
For fiscal 2017, non-employee directors received a combination of an annual cash retainer of $82,500, which covers a Director’s attendance at up to 25 Board and Committee meetings, and an annual equity grant valued at $140,000 on the date of grant, which occurs on the date of the Annual Meeting following their election to the Board for a one-year term. Attendance at any meetings in excess of the 25 earns additional compensation of $1,500 per meeting. The Chairman of the Board and the Chairman of each of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Risk Committee received an additional annual fee for the additional responsibilities related to their respective positions. The following table sets forth the additional annual fees for the Board and Committee Chairs that were in effect during 2017:

Annual Fee for Board or Committee Chair:
Board of Directors	$90,000
Audit Committee	18,000
Compensation Committee	16,500
Corporate Governance and Nominating Committee	15,000
Risk Committee	15,000
Annual retainer fees, meeting attendance fees, and chairman fees are paid on a quarterly basis.

Non-employee Directors who join the Board of Directors other than on the date of an Annual Meeting receive pro-rated retainer amounts and equity awards.

As described in more detail in footnote (1) to the table above, to encourage our Directors’ long-term ownership of the Common Stock of the Company, non-employee Directors may elect to accept DSUs in lieu of cash compensation in payment of Directors’ fees.

Directors who are employees of the Company do not receive additional fees or other compensation for serving as Directors.
EXECUTIVE COMPENSATION
This section provides information relating to our executive compensation programs and the compensation paid to or accrued for our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers during fiscal year 2017 (collectively, our “Named Executive Officers,” or “NEOs”). Officers are elected annually by the Board of Directors, and in 2017 included the following individuals:
JASON D. LIPPERT (age 45) became Chief Executive Officer of the Company effective May 10, 2013, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has been a member of our Board of Directors since 2007. Mr. Lippert has over 20 years of experience with the Company, and has served in a wide range of leadership positions.
SCOTT T. MERENESS (age 46) became President of the Company effective May 10, 2013, and has been President of Lippert Components since July 2010. Mr. Mereness has over 20 years of experience with the Company, and has served in a wide range of leadership positions.
BRIAN M. HALL (age 43) joined the Company in March 2013, and served as Corporate Controller from June 2013 until January 2017. He has served as Chief Financial Officer of the Company since November 2016. Prior to joining the Company, he spent more than 16 years in public accounting.
ANDREW J. NAMENYE (age 38) joined the Company in September 2017, and has been Vice President - Chief Legal Officer and Secretary since November 2017. Prior to joining the Company, he held roles in senior level positions at Thor Industries, Inc. and All American Group, Inc. (f/k/a Coachmen Industries), and practiced law at Barnes & Thornburg LLP.
JAMIE M. SCHNUR (age 46) became Chief Administrative Officer of the Company effective May 2013. Mr. Schnur has over 20 years of experience with the Company, and has served in a wide range of leadership positions with Lippert Components.
NICK C. FLETCHER (age 57) joined the Company in February 2013 as Vice President of Human Resources. Since January 2015, he has been Chief Human Resources Officer. Prior to joining the Company, Mr. Fletcher provided consulting services and held roles in senior level positions at American Commercial Lines, Continental Tire, Wabash National, Siemens, and TRW.

KIP A. EMENHISER (age 44) joined the Company in January 2017 and has been our Corporate Controller since March 2017. Prior to joining the Company, he held various roles, including Senior Vice President of Finance, Chief Accounting Officer and Vice President and Corporate Controller at Press Ganey Associates, Inc. Mr. Emenhiser is a Certified Public Accountant.
Named Executive Officers
Our Named Executive Officers are determined in accordance with the rules of the Securities and Exchange Commission, and include our principal executive officer, our principal financial officer, and the three other most highly compensated executives in 2017. For 2017, our Named Executive Officers include: Jason D. Lippert, our Chief Executive Officer; Scott T. Mereness, our President; Brian M. Hall, our Chief Financial Officer; Jamie M. Schnur, our Chief Administrative Officer; and Nick C. Fletcher, our Chief Human Resources Officer.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the major elements of our compensation programs for the executive officers named in the Summary Compensation Table in this Proxy Statement. This CD&A also discusses the objectives, philosophy, process, and decisions underlying the compensation of our Named Executive Officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this Proxy Statement.
2017 Performance Highlights
Total revenue, operating profit, and diluted earnings per share (“EPS”) continued to increase as we continued to deliver value to stockholders through share appreciation and dividends. Our most notable achievements over the past year include:

•	$2.1 billion in revenue, representing an increase of 28 percent from 2016;

•	$214 million in operating profit, representing an increase of 7 percent from 2016; and

•
Diluted EPS of $5.24, representing an increase of 1 percent from 2016. Net income in 2017 included a one-time non-cash charge of $13.2 million ($0.52 per diluted share) related to the estimated impact of the TCJA. Excluding the estimated impact of the TCJA, adjusted EPS was $5.76 per diluted share, up nearly 11 percent from 2016.

The 2017 performance results reflect the success our CEO, Jason Lippert, and his executive team have had executing the multi-pronged growth strategy they developed as the RV industry began recovering in 2010 to 2011. Since 2013, the year Mr. Lippert became CEO, performance results have been strong:

•	Revenue growth of 111 percent from $1.02 billion in 2013 to $2.1 billion in 2017; and

•	Operating profit growth of 174 percent from $78 million in 2013 to $214 million in 2017.

Revenue ($M)
FY 2013 to FY 2017
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$1,016
$1,191
$1,403
$1,679
$2,148
+111%
2013
2014
2015
2016
2017

Operating Profit ($M)
FY 2013 to FY 2017
$250
$200
$150
$100
$50
$0
$78
$95
$116
$201
$214
+174%
2013
2014
2015
2016
2017

Performance Relative to the Peer Group
The Compensation Committee (or, in this Compensation Discussion and Analysis section, the “Committee”) regularly reviews the Company’s performance from a relative performance perspective (e.g., relative total stockholder return and relative return on invested capital (“ROIC”)). Relative to the 2017 peer group (described on page 22 of this Proxy Statement), the Company’s financial performance was strong. Revenue growth over the three-year period exceeded the 75th percentile of our peer group. 2017 ROIC performance and three-year average ROIC (2015 to 2017) both exceeded the 75th percentile.

LCII Revenue
Growth vs. Peer Group
80%
32%
14%
Median
75th Pct.
LCI
3-Year

Response to 2017 Stockholder Advisory Vote

At the Annual Meeting of Stockholders held on May 25, 2017, our stockholders approved, in an advisory vote, the compensation paid to our NEOs for 2016. In the advisory vote, 92 percent of the votes cast voted in favor of the 2016 compensation. Although the vote was non-binding, the Committee reviewed the results of the vote and considered the approval rate as an indication that stockholders generally support the Company’s executive compensation philosophy and decisions. The Committee took note of the meaningful increase in the stockholder approval level as compared to the 74 percent of votes cast at the 2016 Annual Meeting in favor of the compensation paid to our NEOs. The Committee also noted that the Proxy Statement for the 2016 Annual Meeting contained a description of the restructured aspects of the compensation program for our Chief Executive Officer and President that were effective for 2017. The Committee believes stockholders viewed those restructured aspects favorably, given the increased level of support for the advisory vote on executive compensation at the 2017 Annual Meeting.

Our Board of Directors has determined that our stockholders should vote on an advisory say-on-pay proposal each year. Accordingly, our Board of Directors recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “Proposal 2 - Advisory Vote on Executive Compensation” in this Proxy Statement.
Compensation Philosophy

Our executive compensation policy is designed to enable the Company to attract, motivate, and retain highly-qualified senior executives by providing a competitive compensation opportunity based significantly on performance. The Committee’s intent is to provide fair and equitable compensation in a way that rewards these executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of these executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution as well as overall business results, and to align executive and stockholder interests. A significant portion of the total compensation paid to our NEOs is in the form of long-term equity.

Our compensation policy has demonstrated over time that sound business decisions by these executives are in the best interests of the Company and our stockholders, as well as the executives. Accordingly, the Committee rewards performance in excess of pre-established targets of earnings, return on invested capital, and earnings growth, and the Committee avoids establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.

We believe the Company’s compensation programs through 2017 have been instrumental in driving our strong financial performance and stockholder returns in recent years. Since 2013, the Committee has primarily emphasized ROIC and EPS in the Company’s executive compensation programs. The Company’s method of measuring ROIC is based on operating profit and average invested capital (defined on pages 26 and 27). Revenue growth was included as a secondary performance measure in the annual incentive plan in 2015 and 2016. In 2017, the Committee utilized employee attrition reduction as the secondary performance measure in the annual incentive plan for the NEOs. The Committee chose reduction of employee attrition as the secondary measure because it was one of the Company’s strategic business goals for 2017 given the Company’s growth goals and the increasingly competitive labor markets in which the Company operates. The Committee believes focus on ROIC in the Company’s compensation program incentivizes the CEO and his executive team to increase operating profits through organic growth and capital-efficient acquisitions, which aligns directly with the Company’s long-term growth strategy. Since Mr. Lippert was appointed CEO, ROIC has become ingrained in our corporate culture, which the Committee believes has contributed to the Company’s performance in 2017. The Committee has also strongly supported alignment with stockholder interests by emphasizing EPS in its equity compensation programs. The Committee believes that focusing executives on EPS growth and ROIC performance aligns directly with long-term stockholder value creation.

Compensation Process
The Committee is responsible for reviewing the performance of our executive officers in achieving our long-term business objectives, and ensuring that such executives are compensated consistent with those objectives, as well as competitive practices. The Committee approves the compensation and benefit programs for our senior executives, and confirms compensation paid to those NEOs who have employment agreements is in compliance with the agreements.

The Committee reviews the executive compensation program in connection with our annual performance review process, which typically begins in November of each fiscal year, with changes to base compensation effective January 1st. The Committee typically sets base salary structures and annual incentive targets after taking into consideration a combination of financial performance results, management recommendations, and external data from a peer group of similarly-sized and type of companies. Although not the determinative factor, the Committee believes peer group data provides a useful point of reference to ensure our compensation structures allow us to remain competitive in our markets. From time to time, the Committee may use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Committee.
The Chief Executive Officer participates in the Committee’s meetings at the Committee’s request. To aid the Committee in making its determination, tally sheets summarizing total compensation for the last three fiscal years, as well as the current inventory of stock-based awards held by the executive officers, are provided. The Chief Executive Officer provides recommendations annually to the Committee regarding the compensation of all executive officers, other than himself. Management does not participate in the final determination of the amount or form of executive compensation.
In July 2013, the Committee engaged Exequity LLP (“Exequity”), an independent consultant that reports directly to the Committee. Exequity’s role is to provide the Committee with ongoing general advisory services, which may include assistance with review of executive pay proposals and program designs, various data analyses, support with respect to relevant legal and regulatory considerations impacting executive compensation and benefit programs, and updates on market trends. A representative of Exequity regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Exequity provides no services or advice to any executive or employee of the Company, and provided no other services to the Company for 2017. The Committee is empowered to retain or replace Exequity or to hire additional consultants at any time.
In evaluating the competitiveness of our compensation programs for 2017, Exequity reviewed, and provided to the Committee, market data regarding the compensation practices of a peer group of 20 publicly traded companies listed below:

Peer Group for 2017 Compensation
American Axle & Manufacturing Holdings Inc.	Modine Manufacturing Company
Applied Industrial Technologies, Inc.	NCI Building Systems Inc.
CLARCOR Inc.	Patrick Industries, Inc.
Cooper-Standard Holdings Inc.	Standard Motor Products Inc.
Dana Incorporated	Thor Industries Inc.
Donaldson Company, Inc.	Tower International, Inc.
Gentex Corp.	Visteon Corporation
Graco, Inc.	Wabash National Corp.
Lincoln Electric Holdings, Inc.	Watts Water Technologies, Inc.
Masonite International Corporation	Winnebago Industries, Inc.
In February 2017, in consultation with Exequity and following discussions with the CEO, the Committee approved the compensation arrangement for the CEO and senior officers of the Company and its wholly-owned subsidiary Lippert Components for fiscal year 2017, including with respect to Named Executive Officers of the Company, which, in addition to base salary, included an annual management incentive program and value-based equity awards consisting of performance stock awards and time-based deferred stock awards. Base salaries for fiscal year 2017 for our NEOs are detailed on page 26 and were generally increased in recognition of the Company's performance in 2016. Based on the Committee’s review of the tally sheets and external peer data, the Committee determined the amounts of compensation to be paid to our NEOs for 2017 were reasonable, and were appropriate based on our financial results of operations and the individual performance of each of the executives.
The Committee expects to rely on the same general compensation structure going forward, but reserves the right to make structural modifications to the key elements of the compensation provided to executive officers from year to year. The Committee periodically reviews our compensation policy utilizing both internal and external sources of information and analysis relating to financial results of operations, individual performance, long-term return to stockholders, compensation-related risk assessment, and compensation afforded by other employers to comparable-level executives. If appropriate, changes are recommended. For example, the Committee made certain adjustments related to 2017 compensation for our Chief Executive Officer and President. See “2017 Executive Performance and Compensation.” In addition, the Committee made additional modifications to executive compensation awards in 2018. See “Compensation Program Changes for 2018” on page 30.

Incentive Compensation Criteria and Practices
The following table outlines our principal incentive compensation criteria and practices that were in effect for 2017, and the reasons for our compensation decisions:

Our performance criteria	Reasons for this compensation decision
Annual

Return on invested capital in excess of a pre-established threshold, payable in cash.	Incentive for investments in opportunities promoting management of assets.
Long-term

Growth in earnings per share for a multi-year period in excess of a pre-established threshold, payable in performance shares with an additional time-based vesting component.

For CEO and President, return on invested capital in excess of a pre-established threshold, payable in performance shares with an additional time-based vesting component.

Incentive for effective execution of long-term strategic plans, and aligns executives’ and stockholders’ long-term interests. Incentive for investments in opportunities promoting management of assets.

Our incentive awards	Reason for this incentive award
Annual award of DSUs that vest over three years.	Ensures that executives have continuing alignment with the long-term success of the Company, and creates a culture of ownership.

The Committee did not grant bonuses for increases in the price of our Common Stock because it believes stock price is frequently the result of market factors beyond executives’ control.
Principal Elements of Compensation of Named Executive Officers
The principal components of our executive compensation program in 2017 were base salary, annual and long-term performance-based incentive compensation, annual equity-based awards consisting of DSUs, and other personal benefits. While the components of compensation are considered separately in this discussion, the Committee takes into account the full compensation package provided to each of the NEOs.
Base Salaries
Base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles, and are paid in cash on a weekly basis. Based on a review of the salaries paid to executives with similar responsibilities at comparable companies and on their business experience, the Committee established levels of base salary for our executives as a fixed component of a market-competitive total compensation opportunity designed to attract and retain these key employees. The level of base salary is a function of the executive’s experience, skills, responsibilities, and leadership role within the Company.
The Committee reviews base salaries annually. The Committee establishes base salaries for executive officers (other than the Chief Executive Officer) based upon prior year performance and recommendations of the Chief Executive Officer as presented to the Committee for approval or modification, in conjunction with available market data. Additionally, the Committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. The base salary of the Chief Executive Officer is established by the Committee after consideration of the Chief Executive Officer’s performance for the prior year. As part of its determination, the Committee reviews the Company’s actual performance during the year, as well as available market data.
Annual Incentive Compensation
Consistent with our emphasis on pay-for-performance compensation programs, our Board of Directors adopted, and our stockholders approved, the 2011 Plan. The 2011 Plan authorizes performance-based awards in cash or equity, based on pre-established performance criteria. Under the 2017 Annual Incentive Program approved by the Committee for the Company’s senior officers (the “2017 AIP”), participants earned annual performance-based incentive compensation based on the results of the Company’s financial performance measurements for the program year, which for 2017 was based primarily on goals for ROIC. In addition, for the NEOs, up to 10 percent of the incentive award was subject to the level of achievement of an employee attrition reduction goal. Once the bonus payment amount is determined under the 2017 AIP, payment is made in cash. The 2017 AIP includes, among other provisions, termination and clawback provisions. The Committee made adjustments to the 2017 AIP, compared to the 2016 annual incentive program, for the CEO and President that set discrete, clearly defined goals for threshold, target, and maximum ROIC levels, and that assign specific multiples of salary to varying levels of performance. The Committee believes the adjustments improve on the prior structure by more clearly defining goals and conveying those goals to both participants and the investor community, as well as significantly increasing alignment with stockholders.
Long-Term Incentive Compensation
To motivate effective strategic planning, a substantial portion of our executives’ compensation consists of long-term performance-based awards granted in equity to align the interests of our executives and stockholders over a multi-year period.
In February 2017, the Committee approved terms and conditions for long-term incentive grants of EPS-related performance shares (the “EPS Performance Shares”) in 2017 pursuant to the 2011 Plan. The number of EPS Performance Shares that will be earned will be based on whether and to what extent the cumulative growth of adjusted EPS exceeds a benchmark of $5.14 per share over the two-year period from January 1, 2017 through December 31, 2018. The number of EPS Performance Shares that can be earned is: (i) if a threshold annualized growth percentage of approximately 6 percent is achieved, 50 percent of the target number of shares will be earned; (ii) if a target annualized growth percentage of approximately 12 percent is achieved, 100 percent of the target number of shares will be earned; and (iii) if a maximum annualized growth percentage of approximately 18 percent is achieved, 150 percent of the target number of shares will be earned. Following the end of the two-year measurement period, the Committee will determine the number of EPS Performance Shares earned based on actual adjusted EPS growth over that period. Any earned EPS Performance Shares will vest on March 1, 2020. The award agreements include, among other provisions, termination, change-in-control, and clawback provisions.
In addition, in March 2017, the Committee approved the terms and conditions for equity incentive grants of performance shares based on ROIC, as it may be adjusted by the Committee (the “ROIC Performance Shares”) to the Company’s CEO and President under the 2011 Plan. The number of ROIC Performance Shares that could be earned was based on whether and to what extent adjusted ROIC exceeded a 20 percent threshold, but capped at 45 percent, over a one-year period of January 1, 2017 through December 31, 2017. Following the end of 2017, the Committee determined the number of ROIC Performance Shares earned based on actual adjusted ROIC over fiscal year 2017. See “2017 Executive Performance and Compensation.” Earned ROIC Performance Shares will vest on March 1, 2019.
Annual Equity-Based Awards
To encourage our executives’ long-term ownership of our Common Stock, the Committee historically has granted annual awards of DSUs under the 2011 Plan and, beginning in 2018, granted restricted stock units (“RSUs”) under the 2011 Plan. The Committee shifted the type of award from DSUs to RSUs for administrative ease and due to the fact that executives have not typically elected to defer the awards. The DSUs and RSUs provide for vesting and issuance of shares of our Common Stock at the end of specified periods, which are typically over three years, subject to earlier vesting and issuance under certain circumstances. Until shares represented by the DSUs and RSUs are issued, the executive does not have any rights of a stockholder of the Company with respect to such shares, other than to receive additional DSUs and RSUs equivalent in value to any dividends issued to stockholders, which additional DSUs and RSUs are subject to the same restrictions as the underlying DSUs or RSUs. The award agreements include, among other provisions, termination, change-in-control, and clawback provisions.
The Committee does not limit DSU or RSU grants based on the current level of equity ownership of our NEOs or the unvested portion of their prior awards. On the contrary, the Committee believes the greater the extent of their equity interest in the Company, the more closely aligned our executive’s personal interests become with the interests of our stockholders.
Other Compensation Programs
In order to be competitive with market employment and compensation practices, we maintain the following benefit programs:
401(k) Plan
We do not maintain any defined benefit retirement plans or other pension or profit-sharing plans. To provide retirement benefits for executives, the Company maintains a discretionary 401(k) plan, covering all eligible employees, pursuant to which the Company matched a portion of contributions up to the 2017 statutory maximum of $10,800 per employee. The aggregate amount of the Company’s contributions with respect to the NEOs was $54,000 for 2017. Although our 401(k) plan permits profit-sharing contributions, the Company has not made any such contributions to the plan.

Deferred Compensation Plan
To provide a means for deferral of taxation on compensation, the Company maintains an Executive Non-Qualified Deferred Compensation Plan (“Deferral Plan”) for certain executives, including the NEOs. The Company does not make any contributions to the Deferral Plan but is responsible for certain costs of Deferral Plan administration, which are not significant. Pursuant to the Deferral Plan, the NEOs are eligible to defer all or a portion of their earned base salary and incentive compensation. Each participant is fully vested in all deferred compensation and earnings on investments credited to his or her account because the Deferral Plan participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from our general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.
Perquisites and All Other Benefits
As a competitive employee benefit, we provide employee health insurance in which the NEOs participate, the aggregate cost of which for the NEOs was $41,699 for 2017. We also provided other employee benefits in which the NEOs participate, including life and disability insurance, and an automobile allowance together with related expenses. We do not provide or reimburse our executives for personal use of an airplane, or for financial planning, tax preparation, or home security.
Severance
In February 2015, the Committee approved and adopted a form of Executive Employment Agreement for senior officers that has an initial three-year term with automatic one-year renewals, and that provides severance payments or other benefits under certain circumstances following termination. The Committee believes the Executive Employment Agreements serve as appropriate retention tools for the Company’s executives by providing security in the event of an unplanned termination of employment for other than cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of the agreements are important to retain these key people whose continued employment might be at risk for reasons other than cause. The specific terms of the employment agreements are summarized in “Potential Payments on Termination or Change-in-Control.”
The Company had change-in-control agreements with certain of its executive officers that provided for severance benefits in the event of a change-in-control of the Company leading to a qualifying termination of employment, but, effective December 19, 2017, all of the change-in-control agreements were terminated voluntarily by such individuals. The 2011 Plan and related award agreements include provisions regarding treatment of equity upon a change-in-control.
Executive Stock Ownership Requirements
To further align the personal interests of senior executives with the interests of our stockholders, we have established guidelines for ownership of the Company’s Common Stock by our Chief Executive Officer, President, and Chief Financial Officer (each, a “Restricted Executive”) as a multiple of the executive’s cash salary as of December 31, 2017 as set forth in the following table:

Named Executive Officer	Multiple of Salary	Cash Equivalent
Jason D. Lippert, Chief Executive Officer	5.00	$4,875,000
Scott T. Mereness, President	4.00	$2,426,884
Brian M. Hall, Chief Financial Officer	3.00	$1,050,000

Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, a Restricted Executive and his or her immediate family members residing in the same household, plus DSUs or stock awards (whether vested or unvested). Stock options (whether vested or unvested) do not count toward satisfaction of the guidelines. Restricted Executives are required to achieve ownership in accordance with the guidelines within three years of the date they assume their position. At December 31, 2017, all the Restricted Executives were in compliance with the guidelines or were still within the three-year achievement period.
Clawback Policy
The Dodd-Frank Act requires the SEC to adopt rules requiring companies to develop and implement a policy to recapture excess incentive compensation that was paid to certain executives if based on erroneous financial statements (“clawback”). Final rules have not yet been adopted implementing the clawback requirements. Rather than continue to wait for such rules, in 2014, the Board of Directors determined it was prudent to adopt a compensation recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the 2011 Plan, or any successor plan, the amount, payment, and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria. The policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The policy is administered by the Committee, as more fully described in the policy. The Company may amend its policy when the SEC promulgates the final rules. Additionally, all awards of incentive compensation are granted subject to the 2011 Plan, which provides that the Committee may review any equity award if the amount, payment, or vesting of such award was based on an entry in the financial statements that is the subject of a restatement, and cancel all or any portion of such awards and require the participant to repay to the Company all or any portion of the gain realized on the exercise of equity awards and the value realized on other awards.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of compensation paid by a publicly-held company to certain executive officers to $1 million per covered officer in any fiscal year. Previously, this limitation applied only to compensation which was not considered performance-based under the Section 162(m) rules, and the 2011 Plan was structured so that certain performance-based incentive compensation could qualify as performance-based compensation not subject to the $1 million limitation. However, the performance-based exception has been repealed as part of the recently-enacted Tax Cuts and Jobs Act, such that compensation paid in excess of $1 million to certain of our executives will not be deductible going forward, unless it qualifies for transition relief applicable to certain performance-based arrangements in place as of November 2, 2017.
Section 409A of the Code
Our compensation plans and arrangements are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.
2017 Executive Performance and Compensation
In the first quarter of 2017, the Committee approved the compensation arrangement for the CEO and senior officers of the Company and Lippert Components for fiscal year 2017, including with respect to Named Executive Officers of the Company noted below, which, in addition to base salary, included an annual management incentive program and value-based equity awards consisting of performance stock awards and time-based DSUs. This arrangement continued our policy of pay-for-performance, and implemented compensation practices further designed to align executive and stockholder interests.
The end-of-year base salaries for the following Named Executive Officers were adjusted as follows:

Executive	Title	2016 Base Salary	2017 Base Salary	% Change
Jason D. Lippert	Chief Executive Officer	$856,800	$975,000	14%
Scott T. Mereness	President	$589,050	$606,721	3%
Brian M. Hall	Chief Financial Officer	$219,300	$350,000(1)	60%
Jamie M. Schnur	Chief Administrative Officer	$389,385	$401,066	3%
Nick C. Fletcher	Chief Human Resources Officer	$295,800	$358,517	21%

(1)	Salary was adjusted in 2017 in conjunction with Mr. Hall’s appointment as CFO in late 2016.
Under the 2017 AIP approved by the Committee for the Company’s senior officers, participants earn incentive compensation based on the results of Company financial performance measurements for the program year, which for 2017 was based on goals for adjusted ROIC, up to 10 percent of which was subject to the level of achievement of an employee attrition reduction goal. In developing the applicable compensation metrics, the Committee designed a compensation program for these executives that motivates them to achieve specified annual goals. In “Incentive Compensation Criteria and Practices,” on page 23 of this Proxy Statement, we describe the performance criteria and the reasons for utilizing those criteria.
With respect to participation in the 2017 AIP by our NEOs, their incentive compensation was based primarily on Company performance goals tied to adjusted ROIC, which, for purposes of the 2017 AIP and the ROIC Performance Shares, means Operating Profit divided by Average Invested Capital, where:
Operating Profit is the Company’s fiscal year consolidated operating profit, as detailed in the Company’s financial statements filed with the SEC; and

Average Invested Capital is the average of the prior year end and current year quarterly (Total Stockholders Equity + Indebtedness) - (Cash, Cash Equivalents, and Short-Term Investments), where:
Total Stockholders’ Equity is the Company’s total stockholders’ equity as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC;
Indebtedness is the Company’s indebtedness as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC; and
Cash, Cash Equivalents, and Short-Term Investments is the sum of the cash, cash equivalents, and short-term investments as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.
Under the 2017 AIP, certain adjustments, including unrealized fair value adjustments on the hedge and the tax impact of the TCJA, were to be taken into account in the calculation of ROIC for determining final payouts under the 2017 AIP.
The 2017 AIP provided for the following performance goals related to ROIC in 2017 for the CEO and the President:

	ROIC Achieved	Multiple of Base Salary
Below Threshold	<20%	0
Overall Threshold	20%	0.25x
	25%	0.50x
Target	30%	1.00x
	35%	2.00x
Maximum	40%	3.00x
To the extent that the overall threshold of 20 percent ROIC was achieved or exceeded, the bonus payment amount for the CEO and the President would equal a multiple of base salary for 2017, as set forth in the table above, subject to reduction depending on the level of achievement of the employee attrition reduction goal described below. If ROIC performance was between inflection points set forth above, linear interpolation was to be used to determine the cash bonus payouts. No 2017 AIP bonus payments for the CEO and the President would be earned for ROIC performance below threshold, and no additional amounts would be earned for ROIC performance above the maximum level.
Target ROIC performance was set at 30 percent, approximating the 75th percentile of the 2016 peer group for CEOs, and a bonus of 50 percent of target would be earned for achieving 25 percent ROIC, the peer group CEO median. As additional reference points, the Company’s historical 3-year average ROIC for the periods ending in 2015 and 2016 was 26 percent and 31 percent respectively. While target ROIC was consistent with the 75th percentile of our peer group for CEOs, the Committee believed setting goals based on internal performance is more appropriate than setting relative goals or measuring relative performance in compensation programs.
For the NEOs other than the CEO and the President, the 2017 AIP provided for the following performance goals related to ROIC in 2017:

	ROIC Achieved	Sharing %
Below Threshold	<15%	0%
Overall Threshold	15%	0%
Sharing Tier 1	>15% and <18%	Tier 1 Sharing %
Sharing Tier 2	>18% and <21%	Tier 2 Sharing %
Sharing Tier 3	>21%	Tier 3 Sharing %
To the extent that the overall threshold of 15 percent was exceeded, the bonus payment amount for the other NEOs was to equal (subject to reduction depending on the level of achievement of the employee attrition reduction goal described below):

•	If ROIC was achieved within the Sharing Tier 1 level, the participant’s Tier 1 Sharing % multiplied by 2017 Operating Profit in excess of 15 percent ROIC up to 18 percent ROIC (the “Tier 1 Bonus”);

•
If ROIC was achieved within the Sharing Tier 2 level, the participant’s Tier 2 Sharing % multiplied by 2017 Operating Profit in excess of 18 percent ROIC up to 21 percent ROIC (the “Tier 2 Bonus”), plus the Tier 1 Bonus calculated assuming an ROIC achieved of 18 percent; and

•
If ROIC was achieved within the Sharing Tier 3 level, the participant’s Tier 3 Sharing % multiplied by 2017 Operating Profit in excess of 21 percent ROIC plus the Tier 1 Bonus calculated assuming an ROIC achieved of 18 percent, plus the Tier 2 Bonus calculated assuming an ROIC achieved of 21 percent.

Set forth below are the respective sharing percentages for the NEOs, other than the CEO and the President, for the 2017 AIP:

Executive	Tier 1 Sharing %	Tier 2 Sharing %	Tier 3 Sharing %
Brian M. Hall	0.40%	0.43%	0.46%
Jamie M. Schnur	0.90%	1.00%	1.25%
Nick C. Fletcher	0.50%	0.53%	0.56%

For all of the NEOs, once the bonus payment amount under the respective ROIC goal was determined, up to 10 percent of that bonus payment amount was subject to an additional performance goal related to the percentage decrease in the Company’s rate of employee attrition in 2017 compared to 2016 as set forth below, and was to be paid only to the extent that goal was also achieved in 2017:

Attrition Reduction Achieved	Bonus Payment % Paid
<0.87%	90%
0.87%	91%
1.74%	92%
2.61%	93%
3.48%	94%
4.35%	95%
5.22%	96%
6.09%	97%
6.96%	98%
7.83%	99%
8.70%	100%

All bonus payment amounts under the 2017 AIP were payable in cash.
In February 2018, the Committee met and determined the degree to which the ROIC and attrition reduction goals were achieved in 2017. ROIC was adjusted for unrealized fair value adjustments on the hedge and the tax impact of the TCJA. The ROIC achieved for 2017 was slightly over 35 percent, resulting in the following calculations for the ROIC portion of the NEOs’ bonus payout amount:

•	Jason D. Lippert: (base salary of $975,000 x 201.6629% multiple) x 90% = $1,769,592

•	Scott T. Mereness: (base salary of $606,721 x 201.6629% multiple) x 90% = $1,101,178

•	Brian M. Hall: (0.0897% of full year average net assets) x 90% = $496,128

•	Jamie M. Schnur: (0.2330% of full year average net assets) x 90% = $1,289,184

•	Nick C. Fletcher: (0.1098% of full year average net assets) x 90% = $607,228
Further, the attrition reduction percentage achieved in 2017 was 24.9 percent. As a result, the full payout for that portion of the bonus (i.e. 10 percent of the ROIC performance goal) was approved and paid out.
The following table sets forth the resulting 2017 AIP bonus cash payment amount to each NEO:

Name	ROIC-Related Amount	Impact of Attrition Reduction Goal	Cash Payment Under 2017 AIP
Jason D. Lippert	$1,769,592	$196,621	$1,966,213
Scott T. Mereness	$1,101,178	$122,353	$1,223,531
Brian M. Hall	$496,128	$55,125	$551,253
Jamie M. Schnur	$1,289,184	$143,243	$1,432,427
Nick C. Fletcher	$607,228	$67,470	$674,698

In February 2017, the Committee approved terms and conditions for long-term incentive grants of EPS Performance Shares and DSUs for the Company’s senior officers, including the NEOs, pursuant to the 2011 Plan. The number of EPS Performance Shares (at target) and DSUs granted to the NEOs were as follows:

Name	EPS Performance Shares (at Target)	DSUs
Jason D. Lippert	23,781	11,891
Scott T. Mereness	12,113	5,573
Brian M. Hall	1,348	664
Jamie M. Schnur	1,739	856
Nick C. Fletcher	1,262	622

The number of EPS Performance Shares that will be earned will be based on whether and to what extent the cumulative growth of adjusted EPS exceeds a benchmark of $5.14 per share over the two-year period from January 1, 2017 through December 31, 2018. The number of EPS Performance Shares that can be earned is: (i) if a threshold annualized growth percentage of approximately 6 percent is achieved, 50 percent of the target number of shares will be earned; (ii) if a target annualized growth percentage of approximately 12 percent is achieved, 100 percent of the target number of shares will be earned; and (iii) if a maximum annualized growth percentage of approximately 18 percent is achieved, 150 percent of the target number of shares will be earned. The number of shares earned will be interpolated for percentage growth between threshold and maximum. The target number of EPS Performance Shares granted to each NEO is set forth in the table above. The number of EPS Performance Shares granted at target to each NEO was determined by dividing the target equity value assigned to each NEO by the 15-day average trading price through the date of grant. Following the end of the two-year measurement period, the Committee will determine the number of EPS Performance Shares earned based on actual adjusted EPS growth over that period. Any earned EPS Performance Shares will vest on March 1, 2020.

The Committee believes the DSUs granted to our executives and employees in February 2017 constitute an effective incentive to achieving long-term Company success, and are an important compensation component to our executives and employees. The number of the DSUs granted to each of our NEOs for 2017 was value-based after consideration by the Committee of factors and events relative to the Company’s performance, the expense related to the DSUs, resulting dilution, the element of motivation that equity awards provide, and other factors. The number of DSUs granted to each NEO was determined by dividing the equity value assigned to each NEO by the 15-day average trading price through the date of grant. The NEOs received aggregate awards for 19,607 shares representing 12 percent of the total shares granted to all employees in 2017. The aggregate expense to the Company applicable to the DSUs granted in February 2017 to the NEOs is $2,148,927, which will be expensed over the vesting term of those DSUs.
The DSUs granted to the NEOs contain a three-year vesting schedule, with vesting occurring annually in one-third increments. Shares of Common Stock represented by DSUs that have vested will be issued and delivered to the NEO, subject to any deferral elected by the NEO.

Additionally, in March 2017, the Committee approved the terms and conditions for additional incentive grants of ROIC Performance Shares to the Company’s CEO and President. The number of ROIC Performance Shares that could be earned was based on whether and to what extent the ROIC exceeded 20 percent over a one-year period of January 1, 2017 through December 31, 2017. The target number of ROIC Performance Shares granted to Jason D. Lippert was 8,918 and to Scott T. Mereness was 5,641. The multiple of the target number of ROIC Performance Shares that could be earned based on ROIC results for 2017 is set forth in the table below:

ROIC Performance	Multiple of ROIC Performance Shares
20% (Threshold)	0.25x
25%	0.50x
30% (Target)	1.00x
35%	2.00x
40%	3.00x
45% (Maximum)	4.00x

If ROIC performance was between inflection points, linear interpolation would be used to determine the number of earned ROIC Performance Shares.

In February 2018, the Committee met and determined the degree to which the ROIC performance goal was achieved in 2017. The ROIC achieved for 2017 was 35 percent, resulting in 200 percent of the target number of ROIC Performance Shares for each of Mr. Lippert and Mr. Mereness being earned, or 17,984 ROIC Performance Shares for Mr. Lippert and 11,191 ROIC Performance Shares for Mr. Mereness. The earned ROIC Performance Shares will vest on March 1, 2019.
In February 2018, the Committee met and determined the degree to which the EPS performance goal was achieved in 2017. The EPS achieved for 2017 was $5.24, resulting in 150 percent of the target number of EPS Performance Shares for each of the NEOs being earned pursuant to the 2016 long-term incentive grants of EPS-related performance shares, or 49,557 EPS Performance Shares for Mr. Lippert, 35,469 EPS Performance Shares for Mr. Mereness, 795 EPS Performance Shares for Mr. Hall, 2,382 EPS Performance Shares for Mr. Schnur, and 795 EPS Performance Shares for Mr. Fletcher. The earned EPS Performance Shares will vest on March 1, 2019.
Based on the target number of shares for the EPS Performance Shares and the ROIC Performance Shares, of the equity awards granted by the Committee to the NEOs in 2017, approximately 67 percent were performance-based, and 33 percent vest over time alone.
Compensation Program Changes for 2018
The Committee met in February 2018 to review and approve executive compensation matters. For 2018, the Committee retained the general structure and components of the executive compensation program, with a few modifications. Under the 2018 annual cash incentive program, the principal performance measure is still adjusted ROIC, but up to 10 percent of the bonus payment amount is subject to the level of achievement of gross margin improvement targets, instead of an employee attrition reduction goal as it was under the 2017 AIP. In addition, in 2018 the Committee changed the type of annual equity awards granted. Instead of DSUs, the Committee granted RSUs to the NEOs, which, like the DSUs, are time-based vesting awards that vest over a period of three years. The Committee also granted performance stock units (“PSUs”) based on EPS, instead of performance shares based on EPS, but the awards continue to be based on adjusted EPS over a two-year performance period and will have a subsequent approximately one-year vesting period. In addition, the Committee granted PSUs based on ROIC, instead of performance shares based on ROIC, but the awards continue to be based on adjusted ROIC over a one-year performance period and will have a subsequent approximately one-year vesting period. Further, the Committee granted the PSUs based on ROIC to all NEOs, rather than just to the CEO and President, as it had done in 2017.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE
Kieran M. O’Sullivan, Chairman
Brendan J. Deely
Tracy D. Graham
Virginia L. Henkels
John B. Lowe, Jr.

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Summary Compensation Table
The following table sets forth the annual compensation awarded to or earned by our named executive officers for the years ended December 31, 2017, 2016, and 2015:
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(6)	Non-Equity Incentive Plan Compen- sation	All Other Compen- sation(7)	Total

Jason D. Lippert(1)	2017	$975,000	$—	$7,183,896	$1,966,213	$138,324	$10,263,433
Chief Executive Officer	2016	$856,800	$—	$5,643,142	$3,770,241	$119,612	$10,389,795
	2015	$840,000	$—	$4,249,175	$1,797,441	$140,915	$7,027,531

Scott T. Mereness(2)	2017	$606,721	$—	$3,828,712	$1,223,531	$84,774	$5,743,738
President	2016	$589,050	$—	$4,259,260	$2,875,865	$99,094	$7,823,269
	2015	$577,500	$—	$3,103,734	$1,301,690	$110,078	$5,093,002

Brian M. Hall(3)	2017	$321,154	$—	$294,550	$551,253	$33,940	$1,200,897
Chief Financial Officer	2016	$225,727	$50,000	$204,489	$99,611	$32,174	$612,001

Jamie M. Schnur(4)	2017	$401,066	$—	$379,819	$1,432,427	$46,167	$2,259,479
Chief Administrative Officer	2016	$389,385	$—	$808,663	$1,274,402	$48,042	$2,520,492
	2015	$381,750	$—	$497,393	$653,243	$44,257	$1,576,643

Nick C. Fletcher(5)	2017	$358,517	$—	$275,808	$674,698	$41,891	$1,350,914
Chief Human Resources Officer	2016	$295,800	$150,000	$219,065	$563,314	$39,015	$1,267,194

(1)	Jason D. Lippert
Stock Awards - The 2017 amount is comprised of 11,891 time-based vesting DSUs having a value of $1,303,254 on the date of grant, 35,672 EPS Performance Shares (based on the probable outcome of the performance conditions) having a value of $3,909,596 on the date of grant, and 17,984 ROIC Performance Shares (based on the probable outcome of the performance conditions) having a value of $1,971,046 on the date of grant. The grant date fair value of the EPS Performance Shares assuming that the highest level of performance conditions would be achieved is $3,909,596, and the grant date fair value of the ROIC Performance Shares assuming that the highest level of performance conditions would be achieved is $3,900,000. The 2016 amount is comprised of 16,273 time-based vesting DSUs, having a value of $898,514 on the date of grant, 49,557 performance shares (at target), having a value of $2,736,290 on the date of grant, and performance-based incentive compensation of $2,008,338 paid in DSUs (net of taxes) pursuant to the 2016 Annual Incentive Program (the “2016 AIP”). The grant date fair value of the 2016 performance shares assuming that the highest level of performance conditions would be achieved is $2,736,290. The 2015 amount is comprised of 16,940 DSUs, having a value of $1,021,313 on the date of grant, 51,591 performance shares (at target), having a value of $3,110,421 on the date of grant, and performance-based incentive compensation of $117,441 paid in DSUs pursuant to the 2015 Annual Incentive Program (the “2015 AIP”). The grant date fair value of the 2015 performance shares assuming that the highest level of performance conditions would be achieved is $3,110,421.
Non-Equity Incentive Plan Compensation - For 2017, reflects the bonus payment earned pursuant to the 2017 AIP. For 2016 and 2015, reflects the cash portion of the bonus payment earned pursuant to the annual incentive program for that year, under which bonus amounts earned up to twice the participant’s base salary were paid in cash, and any excess was paid half in cash, half in fully-vested DSUs with a minimum deferral period of one year. The total bonus amount earned by Mr. Lippert pursuant to the 2017 AIP was $1,966,213, the 2016 AIP was $5,826,881, and the 2015 AIP was $1,914,882.

(2)	Scott T. Mereness
Stock Awards - The 2017 amount is comprised of 5,573 time-based vesting DSUs having a value of $610,801 on the date of grant, 18,170 EPS Performance Shares (based on the probable outcome of the performance conditions) having a value of $1,991,377 on the date of grant, and 11,191 ROIC Performance Shares (based on the probable outcome of the performance conditions) having a value of $1,226,534 on the date of grant. The grant date fair value of the EPS Performance Shares assuming that the highest level of performance conditions would be achieved is $1,991,377, and the grant date fair value of the ROIC Performance Shares assuming that the highest level of performance conditions would be achieved is $2,426,884. The 2016 amount is comprised of 11,646 DSUs, having a value of $643,034 on the date of grant, 35,468 performance shares (at target), having a value of $1,958,338 on the date of grant, and performance-based incentive compensation of $1,657,888 paid in DSUs

(net of taxes) pursuant to the 2016 AIP. The grant date fair value of the 2016 performance shares assuming that the highest level of performance conditions would be achieved is $1,958,338. The 2015 amount is comprised of 12,124 DSUs, having a value of $730,956 on the date of grant, 36,923 performance shares (at target), having a value of $2,226,088 on the date of grant, and performance-based incentive compensation of $146,690 paid in DSUs pursuant to the 2015 AIP. The grant date fair value of the 2015 performance shares assuming that the highest level of performance conditions would be achieved is $2,226,088.
Non-Equity Incentive Plan Compensation - For 2017, reflects the bonus payment earned pursuant to the 2017 AIP. For 2016 and 2015, reflects the cash portion of the bonus payment earned pursuant to the annual incentive program for that year, under which bonus amounts earned up to twice the participant’s base salary were paid in cash, and any excess was paid half in cash, half in fully-vested DSUs with a minimum deferral period of one year. The total bonus amount earned by Mr. Mereness pursuant to the 2017 AIP was $1,223,531, the 2016 AIP was $4,573,630 and the 2015 AIP was $1,448,381.

(3)	Brian M. Hall
Mr. Hall was promoted to Chief Financial Officer effective November 17, 2016, following the decision of Mr. Smith to resign from the position in September 2016.
Bonus - The amount reported for 2016 reflects a discretionary bonus paid to Mr. Hall in recognition of exceptional performance.
Stock Awards - The 2017 amount is comprised of 664 time-based vesting DSUs having a value of $72,774 on the date of grant, and 2,024 EPS Performance Shares (based on the probable outcome of the performance conditions) having a value of $221,776 on the date of grant. The grant date fair value of the EPS Performance Shares assuming that the highest level of performance conditions would be achieved is $221,776. The 2016 amount is comprised of 2,910 DSUs, having a value of $160,676 on the date of grant, and 794 performance shares (at target), having a value of $43,813 on the date of grant. The grant date fair value of the 2016 performance shares assuming that the highest level of performance conditions would be achieved is $43,813.
Non-Equity Incentive Plan Compensation - For 2017 and 2016, reflects the bonus payment earned pursuant to the 2017 AIP and the 2016 AIP, respectively. The total bonus amount earned by Mr. Hall pursuant to the 2017 AIP was $551,253, and the 2016 AIP was $99,611.

(4)	Jamie M. Schnur
Stock Awards - The 2017 amount is comprised of 857 time-based vesting DSUs having a value of $93,927 on the date of grant, and 2,609 EPS Performance Shares (based on the probable outcome of the performance conditions) having a value of $285,892 on the date of grant. The grant date fair value of the EPS Performance Shares assuming that the highest level of performance conditions would be achieved is $285,892. The 2016 amount is comprised of 3,500 DSUs, having a value of $193,253 on the date of grant, and 2,381 performance shares (at target), having a value of $131,439 on the date of grant, and performance-based incentive compensation of $483,971 paid in DSUs (net of taxes) pursuant to the 2016 AIP. The grant date fair value of the 2016 performance shares assuming that the highest level of performance conditions would be achieved is $131,439. The 2015 amount is comprised of 6,000 DSUs, having a value of $361,740 on the date of grant, and 3,000 performance shares (at target), having a value of $135,653 on the date of grant. The grant date fair value of the 2015 performance shares assuming that the highest level of performance conditions would be achieved is $135,653.
Non-Equity Incentive Plan Compensation - For 2017, reflects the bonus payment earned pursuant to the 2017 AIP. For 2016 and 2015, reflects the cash portion of the bonus payment earned pursuant to the annual incentive program for that year, under which bonus amounts earned up to twice the participant’s base salary were paid in cash, and any excess was paid half in cash, half in fully-vested DSUs with a minimum deferral period of one year. The total bonus amount earned by Mr. Schnur pursuant to the 2017 AIP was $1,432,427, the 2016 AIP was $1,770,033, and the 2015 AIP was $653,243.

(5)	Nick C. Fletcher
2016 was Mr. Fletcher’s first year as a Named Executive Officer.

Bonus - The amount reported for 2016 reflects a retention bonus that is subject to repayment if Mr. Fletcher’s employment with the Company ends before December 31, 2018.
Stock Awards - The 2017 amount is comprised of 622 time-based vesting DSUs having a value of $68,171 on the date of grant, and 1,895 EPS Performance Shares (based on the probable outcome of the performance conditions) having a value of $207,637 on the date of grant. The grant date fair value of the EPS Performance Shares assuming that the highest level of performance conditions would be achieved is $207,637. The 2016 amount is comprised of 3,174 DSUs, having a value of $175,252 on the date of grant, and 794 performance shares (at target), having a value of $43,813 on the date of grant. The grant date fair value of the 2016 performance shares assuming that the highest level of performance conditions would be achieved is $43,813.
Non-Equity Incentive Plan Compensation - For 2017, reflects the bonus payment earned pursuant to the 2017 AIP. For 2016, reflects the cash portion of the bonus payment earned pursuant to the 2016 AIP, under which bonus amounts earned up to twice the participant’s base salary were paid in cash, and any excess was paid half in cash, half in fully-vested DSUs with a minimum deferral period of one year. The total bonus amount earned by Mr. Fletcher pursuant to the 2017 AIP was $674,698 and the 2016 AIP was $563,314.

(6)
The amounts in this column represent the aggregate grant date fair value of the stock awards determined in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). Amounts shown in this column for 2016 and 2015 differ from amounts reported in prior Proxy Statements to reflect, for performance shares granted in the applicable year, the value at the grant date based upon the probable outcome of the performance conditions, instead of based upon the target outcome of the performance conditions.

(7)
Amounts shown in this column for 2016 and 2015 differ from amounts reported in prior Proxy Statements to include the dollar value of dividend equivalents credited on stock awards in the applicable year, when those amounts were not factored into the grant date fair value of the award. Includes the following payments the Company made to or on behalf of our NEOs:

Name	Year	Dividend Equivalent Unit Value	401(k) Matching Contribution	Health Insurance	Other Perquisites(A)	Total All Other Compensation

Jason D. Lippert	2017	$92,278	$10,800	$9,579	$25,667	$138,324
	2016	69,510	10,600	10,607	28,895	119,612
	2015	106,922	10,600	10,103	13,290	140,915

Scott T. Mereness	2017	$48,101	$10,800	$6,021	$19,852	$84,774
	2016	49,747	10,600	10,308	28,439	99,094
	2015	78,792	10,600	10,607	10,079	110,078

Brian M. Hall	2017	$4,159	$10,800	$5,944	$13,037	$33,940
	2016	4,848	10,600	10,606	6,120	32,174

Jamie M. Schnur	2017	$5,363	$10,800	$10,077	$19,927	$46,167
	2016	7,171	10,600	6,848	23,423	48,042
	2015	15,000	10,600	5,595	13,062	44,257

Nick C. Fletcher	2017	$1,285	$10,800	$10,077	$19,729	$41,891
	2016	5,220	10,600	5,495	17,700	39,015

(A)	Other perquisites included automobile allowance and related expenses, costs of spousal travel for Company events, and long-term disability insurance.

Grants of Plan-Based Awards Table
The following table summarizes the DSUs and performance stock awards granted to the NEOs in 2017:
GRANTS OF PLAN-BASED AWARDS IN 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold		Target		Maximum

Jason D. Lippert	03/15/17				—		—		—		11,891	(2)	$1,303,254
	03/15/17				—	(3)	35,672	(3)	35,672	(3)	—		$3,909,596
	03/15/17				—	(4)	17,984	(4)	35,584	(4)	—		$1,971,046	(4)
		243,750	975,000	2,925,000

Scott T. Mereness	03/15/17				—		—		—		5,573	(2)	$610,801
	03/15/17				—	(3)	18,170	(3)	18,170	(3)	—		$1,991,377
	03/15/17				—	(4)	11,191	(4)	22,143	(4)	—		$1,226,534	(4)
		151,680	606,721	1,820,163

Brian M. Hall	03/15/17				—		—		—		664	(2)	$72,774
	03/15/17				—	(3)	2,024	(3)	2,024	(3)	—		$221,776	(4)
		N/A	407,528	N/A

Jamie M. Schnur	03/15/17				—		—		—		857	(2)	$93,927
	03/15/17				—	(3)	2,609	(3)	2,609	(3)	—		$285,892	(4)
		N/A	1,041,869	N/A

Nick C. Fletcher	03/15/17				—		—		—		622	(2)	$68,171
	03/15/17				—	(3)	1,895	(3)	1,895	(3)	—		$207,637	(4)
		N/A	499,728	N/A

(1)
Amounts shown in this column represent the potential cash payout amounts under the 2017 AIP. The actual payout amounts related to 2017 performance are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents DSU awards that vest ratably each year on the first through the third anniversaries of the respective grant date.

(3)
Represents EPS Performance Share awards that will be earned depending on the level of achievement of adjusted EPS-related performance goals over a two-year period from January 1, 2017 through December 31, 2018. The final number of shares earned will be from 50 percent to 100 percent of target for performance between the threshold and target level and up to 150 percent of target for maximum performance. Earned EPS Performance Shares will vest on March 1, 2020.

(4)
Represents ROIC Performance Share awards that will be earned depending on the level of achievement of ROIC-related performance goals over fiscal year 2017. The final number of shares earned will be from 25 percent of target for performance at the threshold level up to 400 percent of target for maximum performance. The number of earned ROIC Performance Shares was determined in early 2018 and was: 17,984 for Mr. Lippert and 11,191 for Mr. Mereness. Earned ROIC Performance Shares will vest on March 1, 2019.

(5)
Amounts represent the grant date fair value of the awards determined in accordance with ASC 718. For a discussion of assumptions made in determining the grant date fair value, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. Amounts related to performance share awards represent the value at the grant date based upon the probable outcome of the performance conditions.

Grants of Plan-Based Awards
In March 2017, the Compensation Committee approved the 2017 AIP, under which participants could earn incentive compensation based on the level of achievement of certain financial performance measurements in 2017, which for 2017 was based on goals for ROIC, employee attrition reduction, or a combination thereof. For additional information regarding the 2017 AIP, see “Compensation Discussion and Analysis - 2017 Executive Performance and Compensation.”
In February 2017, the Compensation Committee approved terms and conditions for long-term incentive grants of EPS Performance Shares and DSUs pursuant to the 2011 Plan.
The value-based 2017 EPS Performance Shares provide that the number of shares that will be earned will be based on whether and to what extent the cumulative growth of adjusted EPS exceeds a benchmark of $5.14 per share over the two-year period from January 1, 2017 through December 31, 2018. Following the end of the two-year measurement period, the Compensation Committee will determine the number of EPS Performance Shares earned based on actual adjusted EPS growth over that period. Any earned EPS Performance Shares will vest on March 1, 2020. The grant date fair value of the EPS Performance Shares in the table above is shown assuming the target opportunity is achieved.
In addition to performance-based incentive compensation, DSUs were awarded to employees in February 2017 (collectively, the “February 2017 DSUs”). DSUs provide for the issuance of shares of our Common Stock upon vesting dates determined by the Compensation Committee, subject to later issuance if the participant elects to defer receipt of the award, and subject to earlier distribution upon death, disability, certain instances of termination of employment without cause, or certain changes-in-control of the Company.
In March 2017, the Compensation Committee approved terms and conditions for incentive grants of ROIC Performance Shares to our CEO and President pursuant to the 2011 Plan. The number of ROIC Performance Shares that could be earned was based on whether and to what extent ROIC exceeded 20 percent over a one-year period of January 1, 2017 through December 31, 2017. The earned ROIC Performance Shares will vest on March 1, 2019. The grant date fair value of the ROIC Performance Shares in the table above is shown assuming the target opportunity is achieved. The actual number of ROIC Performance Shares that were determined by the Committee to be earned are set forth in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table.

Equity Award and Incentive Plan

On May 18, 2011, stockholders approved the LCI Industries Equity Award and Incentive Plan, as Amended and Restated, and approved an amendment to the 2011 Plan on May 22, 2014. Executive officers and other employees of the Company and its subsidiaries and affiliates, and independent Directors, consultants, and others who provide substantial services to the Company and its subsidiaries and affiliates, are eligible to be granted awards under the 2011 Plan. Under the 2011 Plan, the Compensation Committee is authorized to grant stock options, including both incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, DSUs, performance-based awards, annual incentive awards, and related rights and interests. There were 737,689 shares of our Common Stock available for future awards under the 2011 Plan as of December 31, 2017.
The Board of Directors has approved and recommended to the stockholders that they approve the 2018 Omnibus Incentive Plan at the 2018 Annual Meeting. If the 2018 Omnibus Incentive Plan is approved by stockholders, no further awards may be made under the 2011 Plan. See “Proposal 3. Approval of the LCI Industries 2018 Omnibus Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Common Stock underlying outstanding unvested DSUs and stock awards held by each NEO as of December 31, 2017:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Jason D. Lippert	11/20/13	1,248	(1)	$162,240	—		$—
	11/20/14	2,402	(1)	$312,260	—		$—
	02/26/15	6,046	(2)	$785,980	—		$—
	02/10/16	11,241	(2)	$1,461,330	—		$—
	02/24/17	12,128	(2)	$1,576,640	—		$—
	02/26/15	54,362	(3)	$7,067,060	—		$—
	02/10/16	34,229	(3)	$4,449,770	—		$—
	03/15/17	9,094	(4)	$1,182,220	—		$—
	03/15/17	—		$—	24,251	(3)	$3,152,630

Scott T. Mereness	11/20/13	981	(1)	$127,530	—		$—
	11/20/14	1,886	(1)	$245,180	—		$—
	02/26/15	4,328	(2)	$562,640	—		$—
	02/10/16	8,046	(2)	$1,045,980	—		$—
	02/24/17	5,687	(2)	$739,310	—		$—
	02/26/15	38,905	(3)	$5,057,650	—		$—
	02/10/16	24,498	(3)	$3,184,740	—		$—
	03/15/17	5,661	(4)	$735,930	—		$—
	03/15/17	—		$—	12,352	(3)	$1,605,760

Brian M. Hall	11/20/13	252	(1)	$32,760	—		$—
	11/20/14	590	(1)	$76,700	—		$—
	02/26/15	983	(2)	$127,790	—		$—
	02/10/16	2,012	(2)	$261,560	—		$—
	02/24/17	682	(2)	$88,660	—		$—
	02/26/15	792	(3)	$102,960	—		$—
	02/10/16	550	(3)	$71,500	—		$—
	02/24/17	—		$—	1,376	(3)	$178,880

Jamie M. Schnur	11/20/13	669	(1)	$86,970	—		$—
	11/20/14	1,286	(1)	$167,180	—		$—
	02/26/15	2,142	(2)	$278,460	—		$—
	02/10/16	2,419	(2)	$314,470	—		$—
	02/24/17	874	(2)	$113,620	—		$—
	02/26/15	2,373	(3)	$308,490	—		$—
	02/10/16	1,646	(3)	$213,980	—		$—
	02/24/17	—		$—	1,774	(3)	$230,620

Nick C. Fletcher	11/20/14	558	(1)	$72,540	—		$—
	02/26/15	1,071	(2)	$139,230	—		$—
	02/10/16	2,196	(2)	$285,480	—		$—
	02/24/17	637	(2)	$82,810	—		$—
	02/26/15	792	(3)	$102,960	—		$—
	02/10/16	550	(3)	$71,500	—		$—
	02/24/17	—		$—	1,289	(3)	$167,570

(1)	Represents DSU awards, including dividends thereon, where applicable, that vest ratably each year on the first through the fifth anniversaries of the respective grant date.

(2)	Represents DSU awards, including dividends thereon, where applicable, that vests ratably each year on the first through the third anniversaries of the respective March 1st following the grant date.

(3)
Represents stock awards, including dividends thereon, where applicable, that are earned based on achievement of specified performance conditions over two years and have a hold period of one year post earning. See “Executive Compensation - Compensation Discussion and Analysis - 2017 Executive Performance and Compensation.”

(4)
Represents stock awards, including dividends thereon, where applicable, that are earned based on achievement of specified performance conditions over one year and have a hold period of one year post earning. See “Executive Compensation - Compensation Discussion and Analysis - 2017 Executive Performance and Compensation.”

(5)
Market value determined based on the closing market price of our Common Stock on December 29, 2017 (the last trading day of 2017) of $130.00 per share, multiplied by the number of underlying shares not yet vested.

Option Exercises and Stock Vested
The following table presents the value realized by the NEOs on exercise of options and vesting of DSUs and other stock-based awards in 2017:
OPTION EXERCISES AND STOCK VESTED IN 2017

	Stock Awards

Name	Number of Shares Acquired On Vesting(1)	Value Realized on Vesting(2)

Jason D. Lippert	61,973	$7,798,550

Scott T. Mereness	44,615	$5,612,651

Brian M. Hall	3,312	$387,634

Jamie M. Schnur	7,936	$943,224

Nick C. Fletcher	3,224	$375,531

(1)	Includes time-based DSUs, performance-based DSUs, and stock awards which vested in 2017.

(2)	Value realized calculated by multiplying the number of shares vested by the average high/low price of our Common Stock as reported by the NYSE on the vesting date.
To enhance the retention value of the Company’s executives, the Committee requires NEOs to hold for at least one year stock received upon exercise of vested stock options, unless the NEO already owns a number of shares at least equivalent to the shares to be sold by the NEO on exercise of options.
Non-Qualified Deferred Compensation
The Company maintains an Executive Non-Qualified Deferred Compensation Plan. The Company does not make any contributions to the Deferral Plan, but is responsible for certain costs of administration, which are not significant. Pursuant to the Deferral Plan, the NEOs are eligible to defer all or a portion of their earned base salary and incentive compensation. The Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from the Company’s general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.
The Deferral Plan participant’s account is deemed invested (but is not actually invested) among various deemed investment alternatives selected by the participant. The Company has elected to invest a portion of the compensation deferred by the participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the participant in order to generate the funds needed to make payments to the participants. The deemed investments selected by the participant determine the amount of earnings and losses that are credited to the participant’s account.
The following table summarizes activity in the Deferral Plan by those NEOs who participated in 2017:
NON-QUALIFIED DEFERRED COMPENSATION IN 2017

Name	Executive Contributions in 2017(1)	Aggregate Earnings in 2017(2)	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at December 31, 2017(3)

Jason D. Lippert	$1,696,608	$880,143	$—	$7,731,302	(4)

Scott T. Mereness	$200,000	$192,604	$—	$977,315	(5)

Brian M. Hall	$—	$—	$—	$—

Jamie M. Schnur	$637,201	$240,024	$—	$1,824,627	(6)

Nick C. Fletcher	$—	$—	$—	$—

(1)	These amounts have been included as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Amounts represent earnings or losses on the executives’ contributions, and have not been included in the Summary Compensation Table.

(3)	Amounts reported in this column previously were reported as compensation to the NEO in the Summary Compensation Table for the previous years.

(4)	Includes cumulative contributions by the participant of $5,988,166, as well as cumulative earnings of $1,743,136.

(5)	Includes cumulative contributions by the participant of $1,038,289, as well as cumulative earnings of $151,766, and cumulative withdrawals of $212,740.

(6)	Includes cumulative contributions by the participant of $1,592,193, as well as cumulative earnings of $339,795, and cumulative withdrawals of $107,361.
Potential Payments on Termination or Change-In-Control

Executive Employment Agreements
Each of the NEOs is party to an Executive Employment Agreement with the Company. The Executive Employment Agreements have an initial three-year term with automatic one-year renewals, and provide severance payments or other benefits under certain circumstances following termination.
In the event of a termination by the Company without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), the executive (including each of the NEOs) would be entitled to: (i) an amount equivalent to two years base salary (at the highest annualized rate in effect at any time within two years of the termination date), (ii) an amount equivalent to two times his or her average bonus during the prior three years (with the average capped at his or her then-current base salary), (iii) amounts payable under the then-current management incentive plan, (iv) accelerated vesting of time-based equity awards, (v) a lump sum amount equivalent to 12 months of COBRA premiums, and (vi) outplacement services for at least six months. The salary and bonus amounts would be paid out in equal weekly payments on the regular payroll cycle over the 24-month period following the termination.
In the event of a termination on account of death, the executive would be entitled to: (i) an amount equivalent to one year base salary, (ii) incentive compensation (excluding equity awards) which the executive would have been entitled to receive at the end of the year, (iii) accelerated vesting of time-based equity awards, and (iv) performance stock awards remaining outstanding subject to their terms. The base salary portion would be paid out in equal weekly payments on the regular payroll cycle, and incentive compensation would be calculated and paid in accordance with the terms of the applicable plan.
In the event of a termination on account of disability, the executive would be entitled to: (i) the difference between the executive’s base salary and the amount of disability payments received pursuant to disability insurance provided in accordance with the agreement, for a period of one year, (ii) incentive compensation (excluding equity awards) which the executive would have been entitled to receive at the end of the year, (iii) accelerated vesting of time-based equity awards, (iv) performance stock awards remaining outstanding subject to their terms, and (v) a lump sum amount equivalent to 12 months of COBRA premiums. The base salary portion would be paid out in equal weekly payments on the regular payroll cycle, and incentive compensation would be calculated and paid in accordance with the terms of the applicable plan.
Executives must sign and not revoke a general release in favor of the Company in order to receive severance or disability amounts under the Executive Employment Agreements. The Executive Employment Agreements also include restrictive covenants with respect to non-competition, non-solicitation, and confidentiality.
The 2011 Plan and Award Agreements

The 2011 Plan and the award agreements covering the equity awards held by the NEOs as of December 31, 2017 provide for accelerated vesting under certain circumstances. With respect to DSUs, in the event of a termination of employment by the Company without cause, a termination by the executive for good reason, death, disability, or a change in control of the Company, all unvested DSUs would become fully vested. With respect to performance shares, in the event of a participant’s death or disability, or a change in control of the Company, before the end of the performance period, the number of performance shares deemed earned will be the target amount, and if one of those events occurs after the end of the performance period, the number of performance shares deemed earned will be based on actual performance, and in either case, the number of performance shares earned will be prorated based on the portion of the vesting period that had occurred before the date of the event, and the performance shares so earned will become fully vested. In the event the executive’s employment is terminated by the Company without cause or is terminated by the executive for good reason, after the end of the performance period but before the vesting date, the performance shares will become fully vested.
Prior Change-in-Control Agreements

In 2012, the Company entered into Change-in-Control Agreements with each of Messrs. Lippert, Mereness, and Hall (2013 in the case of Mr. Hall), which agreements provided for payments and other benefits upon a termination by the Company without cause or other than on account of the executive’s death or disability, or by the executive for good reason, within one year following, or 120 days prior to, a change-in-control. However, effective December 19, 2017, all of the Change-in-Control Agreements were terminated voluntarily by such individuals. As a result of their termination prior to the end of 2017, the following table does not reflect any benefits related to the Change-in-Control Agreements.
Potential Payments on Termination or Change-in-Control Table
Based on the employment and compensation arrangements in effect as of December 31, 2017, and assuming a hypothetical termination or change-in-control date of December 31, 2017, including the price of the Company’s Common Stock on that date, the benefits on termination or change-in-control for our NEOs would have been as follows:

Name / Benefit	Involuntary Termination Without Cause or for Good Reason	Involuntary Termination Due to Disability(2)	Involuntary Termination Due to Death	Change in Control
Jason D. Lippert
Base salary	$1,950,000	$975,000	$975,000	$—
Annual bonus	3,916,213	1,966,213	1,966,213	—
Long-term incentive bonus	—	—	—	—
Other benefits	45,143	43,983	43,983	—
Acceleration of unvested equity	4,298,450	16,468,898	16,468,898	16,468,898
Total Benefits(1)	$10,209,806	$19,454,094	$19,454,094	$16,468,898

Scott T. Mereness
Base salary	$1,213,442	$606,721	$606,721	$—
Annual bonus	2,436,973	1,223,531	1,223,531	—
Long-term incentive bonus	—	—	—	—
Other benefits	38,678	37,518	37,518	—
Acceleration of unvested equity	2,720,640	11,056,760	11,056,760	11,056,760
Total Benefits(1)	$6,409,733	$12,924,530	$12,924,530	$11,056,760

Name / Benefit	Involuntary Termination Without Cause or for Good Reason	Involuntary Termination Due to Disability(2)	Involuntary Termination Due to Death	Change in Control
Brian M. Hall
Base salary	$700,000	$350,000	$350,000	$—
Annual bonus	778,027	551,253	551,253	—
Long-term incentive bonus	—	—	—	—
Other benefits	34,215	34,095	34,095	—
Acceleration of unvested equity	587,470	825,782	825,782	825,782
Total Benefits	$2,099,712	$1,761,130	$1,761,130	$825,782

Jamie M. Schnur
Base salary	$802,132	$401,066	$401,066	$—
Annual bonus	2,234,559	1,432,427	1,432,427	—
Long-term incentive bonus	—	—	—	—
Other benefits	42,771	41,611	41,611	—
Acceleration of unvested equity	960,700	1,524,878	1,524,878	1,524,878
Total Benefits(1)	$4,040,162	$3,399,982	$3,399,982	$1,524,878

Nick C. Fletcher
Base salary	$717,034	$358,517	$358,517	$—
Annual bonus	1,391,732	674,698	674,698	—
Long-term incentive bonus	—	—	—	—
Other benefits	41,915	41,399	41,399	—
Acceleration of unvested equity	580,060	812,782	812,782	812,782
Total Benefits	$2,730,741	$1,887,396	$1,887,396	$812,782

(1)
Deferred compensation balances are not included above as the Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions. For additional information regarding the NEOs’ deferred compensation balances under the Deferral Plan, see the Non-Qualified Deferred Compensation Table.

(2)	Amounts payable by the Company will be reduced by the disability payments received by the executive.
EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plan. All information is as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	823,652	$—	634,911
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	823,652	$—	634,911

(1)
Consists of performance shares and DSUs granted under the 2011 Plan. The number of performance shares included in these amounts consists of (a) the actual number of performance shares earned for the completed performance period of 2016-2017 and 2017 and (b) the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved with respect to the 2017-2018 performance shares. The actual number of performance shares that will be issued under the awards referenced in clause (b) depends on the performance over the applicable performance period.

(2)	Performance shares and DSUs do not have an exercise price and, therefore, they have been excluded from the weighted average exercise price calculation in this column.

(3)
Pursuant to the 2011 Plan, which was approved by stockholders in May 2011, the Company may grant to its directors, employees, and consultants equity-based awards, such as stock options, restricted stock, performance shares, and DSUs. The number of shares available for grant of new awards under the 2011 Plan was 634,911 as of December 31, 2017. The 2011 Plan is the Company’s only existing equity compensation plan.

CEO PAY RATIO

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jason D. Lippert, our Chief Executive Officer (our “CEO”):
For 2017, our last completed fiscal year:

•	the annual total compensation of our median employee was $50,391; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 31 of this Proxy Statement, was $10,263,433.
Based on this information for fiscal year 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 204:1. We used reasonable estimates in the methodology used to identify the median employee and calculate the annual total compensation of the median employee in a manner consistent with SEC rules and guidance. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

As of December 31, 2017, our employee population consisted of approximately 8,900 U.S. employees and 302 non-U.S. employees. We elected to exclude all of our employees located in Canada (130), Italy (171), and the United Kingdom (1) (302 individuals total) from our determination of the median employee pursuant to the de minimis exemption permitted under SEC rules. The median employee was selected from an adjusted employee population of 8,860 U.S. employees (excluding our CEO).

We identified our median employee based on the total payroll earnings actually paid during fiscal year 2017 to the above-mentioned 8,860 members of our workforce (including full-time, part-time, and temporary employees), other than our CEO, who were employed on December 31, 2017.

For purposes of determining the total payroll earnings actually paid, we included: the amount of base salary the employee received during the year, the amount of any cash incentives paid to the employee in the year (which include annual cash incentives that are generally paid in January or February for performance during the prior fiscal year), and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did include certain adjustments for the annualization of pay for any employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation of our median employee was determined to be $50,391. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $10,263,433. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
TRANSACTIONS WITH RELATED PERSONS
The Company currently has over 10,000 employees and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent Directors and executive officers. The compensation of each of the following employees was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience, and responsibilities.
During 2017, the Company employed Jason D. Lippert, as Chief Executive Officer of the Company, who received total salary and incentive compensation of $10,263,433 (see “Executive Compensation - Summary Compensation Table”), and at Lippert Components employed Jarod Lippert, Vice President of Marketing and Public Relations, who received total compensation of $551,093, and Jayde Lippert, Warehouse Manager, who received total compensation of $68,308. Jason D. Lippert, Jarod Lippert, and Jayde Lippert, brothers, have been employed by Lippert Components in excess of 23, 16, and three years, respectively.
In addition, one of the Company’s customers is an entity that manufactures pontoon boats, Barletta Boat Company, LLC (“Barletta”). The President and 38 percent owner of Barletta, William Fenech, is the brother of Ronald Fenech, one of our Directors. Ronald Fenech is also a co-owner of Barletta, holding a 38 percent ownership interest, and is a director of that entity. Between January 1, 2017 and March 15, 2018, Barletta paid the Company approximately $314,000 for the purchase of components. The Company anticipates that these purchases will continue during the remainder of 2018. The purchases by Barletta from the Company were, and future purchases will be, entered into in the ordinary course of business on an arm's length basis, and contained, and will contain, customary terms and conditions on substantially the same terms as comparable transactions with unrelated third parties.
Conflicts of Interest
The Company’s written Guidelines for Business Conduct, applicable to all Directors, officers, and management-level employees, provide that any interests or activities of a Director, officer, or applicable employee that could, or could appear to, create a conflict of interest must be disclosed to the Chief Legal Officer of the Company. A conflict of interest exists if the Director, officer, or applicable employee has any interests or activities outside the Company that he or she could benefit from to the detriment of the Company, or that could, or could appear to, influence his or her actions on behalf of the Company. The Company’s Governance Principles provide that if an actual or potential conflict of interest arises for a Director, the Director must promptly inform the Chief Executive Officer and the Chairman of the Board. The Corporate Governance and Nominating Committee shall resolve any such conflicts. If a significant conflict exists and cannot be resolved, the Director should resign. All Directors must recuse themselves from any discussion or decision affecting their personal, business, or professional interests. The Audit Committee shall resolve any conflict of interest question involving the Chief Executive Officer, President, Chief Financial Officer, or any other executive officer of the Company. The Chief Executive Officer is charged with resolving any conflict of interest issue involving any other officer or employee of the Company or its subsidiaries, and reports such conflicts of interest, if any, and the resolution thereof to the Audit Committee chair on a quarterly basis.
Approval of Certain Related Person Transactions

The Corporate Governance and Nominating Committee is also charged with reviewing and approving or ratifying any transaction between the Company and a related person, which is required to be disclosed under the rules of the SEC. For purposes of this practice the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Corporate Governance and Nominating Committee shall consider:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including without limitation, the amount and type of transaction;
•the importance of the transaction to the related person;
•the importance of the transaction to the Company;
•whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of the Company; and
•any other matters the Committee deems appropriate, including any third-party fairness opinions or other expert review obtained by the Company in connection with the transaction.
Any Corporate Governance and Nominating Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification, provided, however, that such Director may be counted in determining the presence of a quorum at a meeting of the Committee which considers the transaction.
Indemnification
In accordance with Section 102(b)(7) of the Delaware General Corporate Law, the Company’s Restated Certificate of Incorporation provides that no Director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.
Additionally, Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees, or agents against expenses, including reasonable attorney’s fees, judgments, fines, and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit, or similar proceeding brought against them because of their status as officers, directors, employees, or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.
The Company’s Restated Certificate of Incorporation provides that the Company may indemnify its officers, Directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, the Company has Indemnification Agreements with certain of its directors and executive officers. The agreements incorporate into contract the Company’s existing obligations for indemnification and advancement of indemnifiable expenses which currently are included in the Company’s

Restated Certificate of Incorporation and Amended and Restated By-laws, and as provided by Section 145 of the Delaware General Corporation Law. Management believes it is in the best interests of the Company to make service to the Company more attractive to existing and prospective Directors and executive officers by virtue of the security afforded by such agreements.
Compensation Committee Interlocks and Insider Participation
During fiscal 2017, the Compensation Committee of our Board of Directors was comprised of Messrs. Deely, Gero, Graham, Lowe, and O’Sullivan (from January 1, 2017 through September 13, 2017) and Messrs. Deely, Graham, Lowe, and O’Sullivan and Ms. Henkels (from September 14, 2017 through December 31, 2017), all of whom are independent, outside directors. No member of this Committee has had any relationship with our Company requiring disclosure in this Proxy Statement other than service as a director. No executive officer of the Company serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee, and there are no “interlocks,” as defined by the SEC.
Proposal 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION
SEC rules require that the Company seek a non-binding advisory vote from its stockholders to approve the compensation of our NEOs as described in this Proxy Statement.
Our executive compensation policy is designed to enable the Company to attract, motivate, and retain highly-qualified senior executives by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and stockholder interests. Accordingly, we rewarded performance in excess of pre-established targets of adjusted EPS and ROIC, and we avoided establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations. A significant portion of the total compensation paid to our NEOs is in the form of long-term equity.
At the Annual Meeting of Stockholders held on May 25, 2017, our stockholders approved, in an advisory vote, the compensation paid to our NEOs for 2016. In the advisory vote, 92 percent of the votes cast voted in favor of the 2016 compensation. Although the vote was non-binding, the Compensation Committee reviewed the results of the vote and considered the high approval rate as an indication that our stockholders generally support the Company’s executive compensation philosophy and decisions. In addition, the Proxy Statement for the 2017 Annual Meeting contained a description of the additional performance-based component applicable to the Company’s Chief Executive Officer and President for 2017. The compensation paid to our NEOs for 2017 was paid in accordance with the program approved by the Compensation Committee, as further described in this Proxy Statement.
We are requesting stockholder advisory approval of the compensation paid to our NEOs as described in this Proxy Statement, including the disclosures under “Executive Compensation - Compensation Discussion and Analysis,” the compensation tables, and the related information and discussion. The vote is intended to address the overall compensation paid to our NEOs and the policies and practices described in this Proxy Statement.
The vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, we value the opinions of our stockholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”
In connection with the stockholder preference expressed at the 2017 Annual Meeting, our Board of Directors has determined that stockholder advisory votes on executive compensation will occur on an annual basis. Therefore, the next advisory vote will occur at our 2019 Annual Meeting.
The Board of Directors recommends that you vote FOR adoption of the resolution approving the compensation paid to our NEOs as described in this Proxy Statement.

Proposal 3. APPROVAL OF THE LCI INDUSTRIES 2018 OMNIBUS INCENTIVE PLAN
Introduction

On April 2, 2018, our Board of Directors, at the recommendation of our Compensation Committee, referred to in this section as the Committee, approved the LCI Industries 2018 Omnibus Incentive Plan (the “2018 Plan”), subject to approval by our stockholders at the 2018 Annual Meeting. The 2018 Plan will become effective on the date it is approved by our stockholders, and will replace the 2011 Plan. We do not grant any equity awards under any plan other than the 2011 Plan.

After the 2018 Plan becomes effective upon approval by our stockholders, no new awards will be made under the 2011 Plan. The number of shares of our common stock that may be the subject of awards and issued under the 2018 Plan is 1,500,000, plus the shares subject to any awards outstanding under the 2011 Plan as of the date the 2018 Plan becomes effective that subsequently expire, are forfeited or canceled, are settled for cash, are not issued in shares, or are tendered or withheld to pay the exercise price or satisfy any tax withholding obligations related to the award. Until such time, however, awards under the 2011 Plan that are outstanding on the date the 2018 Plan becomes effective will continue to be subject to the terms of the 2011 Plan.

As of March 23, 2018, a total of 715,990 shares were subject to outstanding awards under the 2011 Plan, which consisted of DSUs, RSUs, performance shares, and performance stock units. As of the same date, 497,117 shares in the aggregate were available for future awards under the 2011 Plan. Any shares remaining available for future awards under the 2011 Plan as of the effective date of the 2018 Plan will not be carried over into the 2018 Plan.

Stockholder Approval and Board of Directors Recommendation

Stockholder approval of the 2018 Plan is being sought in order to satisfy the stockholder approval requirements of the New York Stock Exchange and Code Section 422 to enable options granted under the 2018 Plan to qualify as incentive stock options.

Our Board of Directors recommends that our stockholders vote FOR the 2018 Plan because it includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees.  If the 2018 Plan is not approved by our stockholders, the 2011 Plan will remain in effect and we will remain subject to its existing share reserve.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the 2018 Plan, the Committee and our Board of Directors considered a number of factors, including the following:

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Shares available and outstanding awards. Under the heading “Equity Compensation Plan Information” on page 40 of this Proxy Statement, we provide information about the shares of our common stock that may be issued under our 2011 Plan as of December 31, 2017, the end of our most recent fiscal year. To facilitate approval of the 2018 Plan, we are providing updated information as of March 23, 2018.

As of March 23, 2018, there were 25,211,472 shares of our common stock issued and outstanding. The closing sale price of a share of our common stock on the New York Stock Exchange on that date was $100.95. As of March 23, 2018, we did not have any outstanding stock options or Stock Appreciation Rights (“SAR”) awards. The following table summarizes information regarding awards outstanding and shares remaining available for grant under the 2011 Plan as of March 23, 2018. Unused shares under the 2011 Plan will not be carried over to the 2018 Plan.

Shares Subject to Outstanding Full Value Awards (1)
Performance-Based Vesting (2)	Time-Based Vesting	Shares Remaining Available for Future Grant (2)(3)
393,020	322,970	497,117
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(1)    “Full value” awards are equity awards other than stock options and stock appreciation rights.

(2)    Assumes payout of the outstanding performance-based awards at the maximum performance level.

(3)    The 2011 Plan’s share reserve is reduced by 1.6 shares for each share subject to each form of full value award granted.

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Historical equity granting practices.  As of December 1, 2017, our three-year average “burn rate” was 2.9 percent for fiscal years 2015 through 2017, calculated as the three-year average of the total number of shares subject to awards granted to participants in a single year, divided by our basic weighted average common shares outstanding for that year, assuming a 2.50x volatility multiplier for each full-value award consistent with Institutional Shareholder Services' methodology. If the full-value awards were not adjusted for a 2.50x volatility multiplier, our three-year average burn rate would have been 1.1 percent for fiscal years 2015 through 2017. We believe our historical burn rate is reasonable for a company of our size in our industry.

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Estimated duration of shares available for issuance under the 2018 Plan.  Based on the 1,500,000 shares to be reserved under the 2018 Plan and our three-year average burn rate without the volatility multiplier as described above, we expect that the requested share reserve will cover awards for approximately five years.

Expectations regarding future share usage under the 2018 Plan are based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2018 Plan reserve through forfeitures, cancellations, and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Committee believes that the assumptions utilized are reasonable, future share usage will differ to the extent that actual events differ from our assumptions.

Key Compensation Practices

The 2018 Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

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No repricing of underwater options or stock appreciation rights without stockholder approval.  The 2018 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of a share of our common stock.

•	Minimum vesting or performance period for all awards. A minimum vesting or performance period of one year is prescribed for all awards, subject only to limited exceptions.

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No liberal definition of “change in control.”  No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

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No automatic accelerated vesting of equity awards upon a change in control. The 2018 Plan does not provide for vesting of time-based equity awards or performance-based equity awards based solely on the occurrence of a change in control, without an accompanying involuntary termination of service without cause or, in certain cases, a termination for good reason, other than in the event awards are not continued, assumed, or replaced in connection with a corporate transaction.

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Limits on dividends and dividend equivalents.  The 2018 Plan prohibits the payment of dividends or dividend equivalents on stock options and SARs, and provides that any dividends or dividend equivalents payable with respect to shares or share equivalents subject to the unvested portion of a full value award will be subject to the same restrictions and risk of forfeiture as the shares or share equivalents to which such dividends or dividend equivalents relate.

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No parachute payment gross-ups. The 2018 Plan does not provide any parachute payment gross-ups to its participants. Instead it provides that if any benefits provided to a participant under the 2018 Plan or other Company compensation arrangements in connection with a change in control would constitute “parachute payments” within the meaning of Code Section 280G and result in the imposition of an excise tax on the participant under Code Section 4999, then the amount of such payments and benefits will either (i) be reduced to the extent necessary to avoid characterization as parachute payments and the imposition of the excise tax, or (ii) be paid in full and remain subject to the imposition of the excise tax, whichever results in the participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

•	Limit on non-employee director awards. Awards to individual non-employee directors under the 2018 Plan are subject to an annual grant date fair value limit.

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Limit on full value awards and cash incentive awards. The number of shares subject to full value awards that are denominated in shares or share equivalents that may be granted to any one participant during any calendar year may not exceed 250,000. The maximum amount payable with respect to full value awards that are not denominated in shares or share equivalents and to cash incentive awards that may be granted to any one participant during any calendar year may not exceed $9,000,000.

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No discounted option or SAR grants.  The 2018 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

Description of the 2018 Incentive Compensation Plan

The major features of the 2018 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2018 Plan, which is attached to this Proxy Statement as Appendix A.

Eligible Participants.  Employees, consultants, and advisors of the Company or its affiliates, as well as non-employee directors of the Company, will be eligible to receive awards under the 2018 Plan. As of December 31, 2017, there were approximately 9,200 employees of the Company and its affiliates, eleven non-employee directors of the Company, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2018 Plan.

Administration.  The 2018 Plan will be administered by the Committee. To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate its authority under the 2018 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our directors or executive officers or to a committee of the Board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons as it deems advisable. The full Board of Directors will perform the duties and have the responsibilities of the Committee with respect to awards under the 2018 Plan that are made to our non-employee directors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria, and restrictions of the awards as well as the manner in which awards are paid and settled. The Committee may also establish, rescind, and modify rules to administer the 2018 Plan, adopt subplans or special provisions applicable to certain awards, interpret the 2018 Plan, any award and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the 2018 Plan and any related award agreement, cancel or suspend an award, determine in what circumstances an award shall be forfeited, accelerate the vesting or extend the exercise period of an award (whether by amendment or other action), grant substitute awards in accordance with the 2018 Plan, and require or permit the deferral of the settlement of an award.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2018 Plan prohibits the Committee from repricing any outstanding option or SAR awards without the prior approval of our stockholders.  For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an option or SAR award in exchange for cash, other property or grant of a new full value award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock, or otherwise making an option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Subject to certain limitations set forth in the 2018 Plan, the Committee may also modify the terms of awards under the 2018 Plan with respect to participants who reside outside of the United States or who are employed by a non-U.S. subsidiary of the Company in order to comply with local legal or regulatory requirements.

Available Shares and Limitations on Awards.  A maximum of 1,500,000 shares of our common stock may be the subject of awards and issued under the 2018 Plan, plus certain shares that become available pursuant to outstanding 2011 Plan awards, as described below. The shares of common stock issuable under the 2018 Plan may come from authorized and unissued shares or treasury shares.  Under the terms of the 2018 Plan, the number of shares of common stock subject to options or SARs that may be granted to any one participant (other than a non-employee director) during a calendar year may not exceed 250,000. The number of shares subject to full value awards that are denominated in shares or share equivalents that may be granted to any one participant during any calendar year may not exceed 250,000, and the maximum amount payable with respect to full value awards that are not denominated in shares or share equivalents and to cash incentive awards that may be granted to any one participant during any calendar year may not exceed $9,000,000. The aggregate grant date fair value of awards granted under the 2018 Plan during a calendar year to any one of our non-employee directors (excluding awards granted at his or her election in lieu of any portion of retainers or fees otherwise payable in cash) may not exceed $500,000 or, in the case of the Chairman of our Board of Directors, $800,000. The share limitations under the 2018 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.

Shares of common stock that are issued under the 2018 Plan or that are potentially issuable pursuant to outstanding awards will reduce the 2018 Plan’s share reserve by one share for each share issued or issuable pursuant to an option, SAR award, or a full value award.

Any shares of common stock subject to an award under the 2018 Plan, or to an award under our 2011 Plan that is outstanding on the date our stockholders approve the 2018 Plan, that expires, is cancelled or forfeited, is settled for cash, or otherwise does not result in the issuance of all of the shares subject to such award (including as a result of the settlement in shares of the exercise of a SAR) will, to the extent of such expiration, cancellation, forfeiture, cash settlement, or non-issuance, automatically replenish the 2018 Plan share reserve and become available for future awards under the 2018 Plan. In addition, if (i) payment of the exercise price of any award under the 2018 Plan or the 2011 Plan is made through the tendering (either actually or by attestation) of shares by the participant or by the withholding of shares by the Company or (ii) satisfaction of any tax withholding obligation arising from any award under the 2018 Plan or the 2011 Plan occurs through the tendering (either actually or by attestation) of shares by the participant or by the withholding of shares by the Company, then the shares so tendered or withheld will automatically replenish the 2018 Plan share reserve and become available for future awards under the 2018 Plan. Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under the 2018 Plan or the 2011 Plan will not, however, again become available for awards under the 2018 Plan or replenish the share reserve thereunder.

Any shares of common stock issuable during the term of the 2018 Plan as a result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an award under the 2018 Plan or the 2011 Plan that are forfeited also will automatically replenish the 2018 Plan share reserve to the extent of such forfeiture.

Awards that may be settled solely in cash will not reduce the share reserve under the 2018 Plan and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the 2018 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our affiliates or with which we or any of our affiliates combines (referred to as “substitute awards”) will not reduce the share reserve under the 2018 Plan and will not reduce the shares authorized for grant to a participant in any calendar year.

Additionally, if a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2018 Plan and shall supplement the share reserve under the 2018 Plan, but only if the awards are made to individuals who were not employed by, or serving as a non-employee director of, us or any of our subsidiaries prior to such acquisition or combination.

Share Adjustment Provisions. If certain equity transactions occur that cause the per share value of our common stock to change, such as stock dividends, stock splits, spin-offs, rights offerings, or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the 2018 Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding options and SARs, and (iv) award limitations prescribed by the 2018 Plan. Other types of transactions may also affect our common stock, such as a reorganization, merger, consolidation, or partial or complete liquidation of our Company. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2018 Plan, the Committee may make such adjustments as it deems equitable.

Types of Awards.  The 2018 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, other stock-based awards, and cash incentive awards to eligible recipients. These types of awards are described in more detail below.

Stock Options.  Employees of the Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described above. “Fair market value” under the 2018 Plan as of any date generally means the closing sale price of a share of our common stock on the New York Stock Exchange on that date. As of March 23, 2018, the closing sale price of a share of our common stock on the New York Stock Exchange was $100.95.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee permits exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date and have an aggregate value equal to the purchase price of the shares being purchased.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than ten years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2018 Plan is 1,500,000.

Stock Appreciation Rights.  A SAR award provides the right to receive, in cash and/or shares of our common stock (as determined by the Committee), an amount equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described above. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than ten years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2018 Plan, as may be determined by the Committee.

Restricted Stock Awards.  A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that we, or any of our subsidiaries or business units, satisfy specified performance goals. Dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Unless otherwise provided in an award agreement, participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards.  A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments, and subject to such conditions as may be determined by the Committee, including the satisfaction of specified performance goals.  Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Following the vesting of a stock unit award, settlement of the award and payment to the participant will be made at such time as determined by the Committee. Stock unit awards will be subject to such other terms and conditions, consistent with the other provisions of the 2018 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards and any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other awards to which such dividend equivalents relate.

Other Stock-Based Awards.  The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2018 Plan. The Committee has discretion in determining the terms and conditions of such awards, consistent with the terms and purposes of the 2018 Plan.

Cash Incentive Awards. The Committee may grant cash incentive awards in the dollar amounts, at the times and subject to such terms and conditions as it determines in its discretion. If so provided in an underlying award agreement, a cash incentive award shall be considered a performance-based award, and its payment shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period. Following the completion of the applicable performance period and the vesting of a cash incentive award, payment shall be made at such time or times in the form of cash, shares, or other forms of awards under the 2018 Plan (valued for these purposes at their grant date fair value) or some combination thereof as determined by the Committee and specified in the applicable award agreement.

Minimum Vesting Periods.  Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of not less than one year. These required vesting and performance periods will not apply: (i) to awards granted to our non-employee directors in payment of or in exchange for other compensation that is already earned and payable, (ii) upon certain specified instances of a change in control, (iii) upon termination of service due to death or disability, (iv) to a substitute award that does not reduce the vesting period of the award being replaced, or (v) to awards involving an aggregate number of shares not in excess of 5 percent of the 2018 Plan’s share reserve. For purposes of awards made to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the date of the next annual meeting of the Company’s stockholders. Generally, vesting will be suspended during any unpaid leave of absence.

Transferability of Awards.  In general, no right or interest in any award under the 2018 Plan may be sold, assigned, transferred, exchanged, or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any award held by such permitted transferee will remain subject to the same terms and conditions that were applicable to the award before the transfer thereof.

Performance-Based Compensation.  The Committee may grant awards under the 2018 Plan as a performance-based award if the Committee establishes one or more measures of corporate, business unit, or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions, and/or settlement of such award. Participants are entitled to receive payment for a performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied.

The pre-established performance goals set by the Committee must be based on one or more of the following performance measures specified in the 2018 Plan: (i) revenues; (ii) operating profit, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, non-cash stock based compensation, extraordinary items, or special items; (iii) net income or net income per common share (basic or diluted), before or after special items or extraordinary items; (iv) return on assets, return on net assets, return on investment, return on capital, return on invested capital, or return on equity; (v) cash flow, free cash flow, cash flow per share, cash flow return on investment, or net cash provided by operations; (vi) interest expense after taxes; (vii) economic profit or economic value added models or equivalent metrics; (viii) operating margin or gross margin; (ix) stock price, comparisons with various stock market indices, or total stockholder return; (x) financial ratios, including those measuring liquidity, activity, profitability, or leverage; (xi) financing and other capital raising transactions; (xii) working capital levels or components thereof; (xiii) strategic business criteria, consisting of one or more objectives such as market penetration, market share, geographic business expansion goals, cost targets, expense targets, customer or employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, in-licensing and out-licensing of intellectual properties, and goals relating to acquisitions, strategic partnerships, or divestitures, and (xiv) any other financial, operational, or strategic measure approved by the Committee. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, affiliate, subsidiary, division, business unit, operational unit, or individual performance in the discretion of the Committee.

For each performance-based award, the Committee will select the applicable performance measure(s) from the list in the preceding paragraph, specify the performance goal(s) based on those performance measures for any performance period, specify in terms of a formula or standard the method for calculating the amount payable to a participant if the performance goal(s) are satisfied, and determine the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with such award. When specifying performance goals in an award, the Committee may provide that one or more adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP” financial measures. The Committee also may provide, in an agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as the occurrence of events that are unusual in nature or infrequently occurring, such as a change in control, certain equity restructurings, acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, changes in applicable tax laws or accounting principles, or a participant’s death or disability. In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable in connection with an award as a result of satisfying the applicable performance goals.

Change in Control.  If a change in control of the Company that involves a corporate transaction occurs, then the consequences will be as described below unless the Committee provides otherwise in an applicable award or other agreement with a participant.  If outstanding awards are continued, assumed, or replaced by the surviving or successor entity in connection with a corporate transaction, and if within twenty-four months after the corporate transaction a participant’s employment or other service is involuntarily terminated without cause, or, if so provided in the discretion of the Committee in an award agreement, the participant terminates his or her employment or other service for good reason, (i) each of the participant’s outstanding options and SARs will become fully vested and exercisable and will remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest. For these purposes, a performance-based award will be considered fully vested as follows: (A) if the termination occurs during the performance period, the performance goals will be deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed prior to the participant’s termination of employment or other service; and (B) if the termination occurs after the end of the performance period, the vested portion of the award shall be that portion determined by the Committee (or equivalent committee of the successor) to be earned using actual performance during the performance period.

If any outstanding award is not continued, assumed, or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully vested and exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction, and (ii) all full value awards will fully vest immediately prior to the effective time of the corporate transaction. For these purposes, a performance-based award will be considered fully vested as follows: (A) if the corporate transaction occurs during the performance period, the performance goals will be deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed prior to the corporate transaction; and (B) if the corporate transaction occurs after the end of the performance period, the vested portion of the award shall be that portion determined by the

Committee (or equivalent committee of the successor) to be earned using actual performance during the performance period. Alternatively, if outstanding awards are not continued, assumed, or replaced, the Committee may elect to cancel such awards at or immediately prior to the effective time of the corporate transaction in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the consideration that would otherwise be received in the corporate transaction for the same number of shares over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).

In the event of a change in control of the Company that does not involve a corporate transaction, if within twenty-four months after the change in control a participant’s employment or other service is involuntarily terminated without cause, or, if so provided in the discretion of the Committee in an award agreement, the participant terminates his or her employment or other service for good reason, (i) each of the participant’s outstanding options and SARs will become fully vested and exercisable and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest. For these purposes, a performance-based award will be considered fully vested as follows: (A) if the termination occurs during the performance period, the performance goals will be deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed prior to the participant’s termination of employment or other service; and (B) if the termination occurs after the end of the performance period, the vested portion of the award shall be that portion determined by the Committee (or equivalent committee of the successor) to be earned using actual performance during the performance period.

The 2018 Plan also provides that if any payments or benefits provided to a participant under the 2018 Plan or any other Company compensation programs or arrangements in connection with a change in control would constitute “parachute payments” within the meaning of Code Section 280G, and would otherwise result in the imposition of an excise tax under Code Section 4999, then the amount of such payments and benefits will either (i) be reduced to the extent necessary to avoid characterization as parachute payments and the imposition of the excise tax, or (ii) be paid in full and remain subject to the imposition of the excise tax, whichever results in the participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

For purposes of the 2018 Plan, the following terms have the meanings indicated:

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A “change in control” generally refers to the acquisition by a person or group of beneficial ownership of 30 percent or more of the combined voting power of our voting securities, our continuing directors ceasing to constitute a majority of our Board, or the consummation of a corporate transaction as defined below (unless immediately following such corporate transaction all or substantially all of our previous holders of voting securities beneficially own 50 percent or more of the combined voting power of the resulting entity in substantially the same proportions).

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A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange, or similar transaction involving the Company.

Effect of Termination of Employment or Other Service.  Unless otherwise set forth in an applicable award agreement, if a participant ceases to be employed by or provide other services to us and our affiliates, awards under the 2018 Plan will be treated as set forth in the 2018 Plan. Upon termination for cause or upon conduct that would constitute cause during any post-termination exercise period, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death, or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three-month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination.

Under the 2018 Plan, “cause” is generally defined as (i) material failure to perform satisfactorily the duties reasonably required of such person; (ii) material violation of any law, rule, regulation, court order, or regulatory directive (other than traffic violations, misdemeanors, or other minor offenses), including but not limited to, a violation of any federal or state securities laws, rules, or regulations or of any rule or other requirement of any securities exchanges on which our common stock may, at the time, be listed; (iii) material breach of our business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition, or similar obligation owed to the Company or any of its affiliates; (iv) engaging in any act or practice that involves personal dishonesty or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices, or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business, or any of their customers, employees, or vendors.

Effective Date and Term of the 2018 Plan. The 2018 Plan will become effective on the date it is approved by the Company’s stockholders.  No awards will be made under the 2018 Plan prior to its effective date. Unless terminated earlier, the 2018 Plan will terminate on the tenth anniversary of the effective date.  Awards outstanding under the 2018 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2018 Plan unless otherwise provided in the applicable agreements.

Amendment of the Plan.  Our Board of Directors may amend the 2018 Plan from time to time, but no amendments to the 2018 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations, or stock exchange rules.  Our Board of Directors also may suspend or terminate the 2018 Plan at any time. No termination, suspension, or amendment of the 2018 Plan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, unless such action is necessary to comply with applicable laws or stock exchange rules.

Amendment of Awards. The Committee may amend the terms of any award subject to certain limitations, however, no such amendment may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws, stock exchange rules, or any compensation recovery policy as provided in the 2018 Plan.

Forfeiture and Clawback. The 2018 Plan provides that in the event of a restatement of the Company’s financial statements, the Committee shall have the right to review any award, the amount, payment, or vesting of which was based on an entry in the financial statements that are the subject of the restatement. If the Committee determines, based on the results of the restatement, that a lesser amount or portion of an award should have been paid or vested, it may cancel all or any portion of any outstanding awards and require the participant to remit to the Company all or any portion of the amount of any gain realized upon the exercise of any option or SAR award and the value realized on the vesting or payment of any other award.

The 2018 Plan also contains conditions of forfeiture and recission of a participant’s rights with regard to awards granted thereunder in the event of the participant’s termination of service to the Company for cause, the participant’s breach of certain restrictive covenants, such as non-competition and confidentiality, or the participant’s having engaged in an activity or conduct reasonably determined by the Company to be injurious, detrimental, or prejudicial to its interests. The exercise or vesting of an award may be rescinded within one (1) year after the Company becomes aware of such activity or conduct. Conditions of forfeiture and recission may include suspension or cancellation of the participant’s right to exercise an option or SAR award, and following the issuance of shares or payment of cash upon exercise, vesting, or payment of an award, causing the participant to return the shares so issued back to the Company and requiring the participant to pay the Company in cash an amount equal to the gain realized by the participant from such award. The foregoing forfeiture and recission conditions may only be waived or modified in an award agreement in the discretion of the Committee.

The Committee also may specify in an award agreement that a participant’s rights, payments, and benefits under the award will be subject to reduction, cancellation, forfeiture, or recovery by the Company upon the occurrence of certain other specified events, which may include termination of service for cause; violation of any material Company policy; breach of noncompetition, non-solicitation, or confidentiality provisions that apply to the participant; a determination that the payment of the award was based on an incorrect determination that financial or other criteria were met or other conduct by the participant that is detrimental to the business or reputation of the Company or its affiliates, including, but not limited to, a violation of any federal or state securities laws, rules, or regulations or of any rule or other requirement of any securities exchanges on which the Company’s common stock may, at the time, be listed. Awards also may be made subject to forfeiture or recovery by the Company pursuant to any compensation recovery policy adopted by the Board of Directors or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act or as otherwise required by law.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2018 Plan, based on statutes, regulations, and interpretations in effect as of the date of this Proxy Statement.

Non-qualified Stock Options.  If a participant is granted a non-qualified stock option under the 2018 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The Company will generally be entitled to a compensation deduction at the time of exercise for the same amount as the participant recognizes as ordinary income. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss to the participant.

Incentive Stock Options.  If a participant is granted an incentive stock option under the 2018 Plan, the participant will not recognize taxable income upon grant of the option. Generally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option satisfy applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise), the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards.  The current federal income tax consequences of other awards authorized under the 2018 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount of cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code.  Code Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act in December 2017 limited to $1 million the amount of annual compensation paid to each “covered employee” (as then defined, the CEO and the three other highest paid executive officers employed at the end of the year other than the CFO) that a public company would be permitted to deduct, unless the compensation qualified as performance-based for purposes of Section 162(m). The Tax Cuts and Jobs Act retained the $1 million deduction limit, but repealed the performance-based compensation exemption and expanded the definition of “covered employees” effective for taxable years beginning after December 31, 2017. “Covered employees” as now defined includes any person who served as CEO or CFO of the Company at any time during a calendar year, the three other most highly compensated executive officers of the Company as of the end of that calendar year, and any other person who was considered a covered employee in a previous taxable year (but not earlier than 2017). Any awards the Company grants pursuant to the 2018 Plan to covered employees, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation.

Section 409A of the Code.  The foregoing discussion of tax consequences of awards under the 2018 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the 2018 Plan

Because the 2018 Plan will not become effective until it is approved by our stockholders, the Committee has not yet approved any awards under, or subject to, the 2018 Plan. Since all awards under the 2018 Plan are made in the discretion of the Committee, neither the number nor types of future 2018 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the 2011 Plan during 2017 to our Named Executive Officers is provided under the caption “Grants of Plan-Based Awards Table” on page 34 of this Proxy Statement and to our nonemployee directors under the caption “Director Compensation” on page 18 of this Proxy Statement.

The Board of Directors recommends that you vote FOR adoption of the LCI Industries 2018 Omnibus Incentive Plan.
Proposal 4. RATIFICATION OF APPOINTMENT OF AUDITORS
It is proposed the stockholders ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as independent auditors for the purpose of auditing and reporting on the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2018. KPMG is an independent registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 24, 2018 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.
If the holders of a majority in voting power of the outstanding shares of Common Stock which are present in person or by proxy at the meeting and entitled to vote thereon do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.

Fees for Independent Auditors
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the Company’s Quarterly Reports	$1,000,000	$994,000

Audit-Related Fees:
Consists primarily of fees billed for transaction related services		$162,000

Tax Fees:
Consists of fees billed for tax planning and compliance, assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the Company and advice on other tax related matters	$24,000	$63,000

All Other Fees:
Other Services	$—	$—

Total All Fees	$1,024,000	$1,219,000
As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to Management its responsibilities to pre-approve services performed by the independent auditors. All services performed by KPMG were approved by the Audit Committee.
In making its recommendation to ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2018, the Audit Committee has determined the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG LLP.
The Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2018.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee serves as the representative of the Company’s Board of Directors, and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls, as well as the appointment, compensation, and oversight of the Company’s independent auditor. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.lci1.com/investors. The Audit Committee currently consists of David A. Reed (Chairman), Frank J. Crespo, James F. Gero, Frederick B. Hegi, Jr., and Virginia L. Henkels, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and each of whom has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC.
Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and to issue a report thereon. KPMG is also responsible for issuing a report on the effectiveness of the Company’s internal control over financial reporting. As set forth in its Charter, the Committee acts only in an oversight capacity and relies on the work and assurances of Management and other advisors retained by the Company, and KPMG’s opinion on the Company’s consolidated financial statements.
The Audit Committee has reviewed and discussed with Management and KPMG the Company’s audited financial statements for the year ended December 31, 2017. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with Management their assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed and discussed with KPMG the consolidated financial statements, and KPMG’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with KPMG the matters required to be discussed by the applicable rules of the PCAOB.
In fulfilling the Audit Committee’s oversight responsibility of the external auditor, the Audit Committee reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the auditor, lead partner selection and auditor tenure. The current lead audit partner for the Company has held that position since 2013. The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.
The Audit Committee considered whether non-audit services provided by, and fees paid to, KPMG are compatible with maintaining their independence. The Audit Committee concluded that non-audit services provided by KPMG during the year ended December 31, 2017, which consisted of tax planning and compliance, and other accounting and audit-related services, were compatible with KPMG’s independence.
Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

AUDIT COMMITTEE David A. Reed, Chairman Frank J. Crespo James F. Gero Frederick B. Hegi, Jr. Virginia L. Henkels
The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

TRANSACTION OF OTHER BUSINESS
As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy solicited from holders of the Common Stock to vote the proxy on such matters in accordance with their judgment, subject to NYSE rules.
STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the Annual Meeting to be held in 2019, the Company must receive the written proposal at its principal executive offices on or before December 11, 2018. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Additionally, the Company’s bylaws establish an advance notice procedure relating to director nominations and stockholder proposals that are not submitted for inclusion in the Company’s Proxy Statement, but that the stockholder instead wishes to present directly at an annual meeting. To be properly brought before the Annual Meeting to be held in 2019, the stockholder must give timely written notice of the nomination or proposal to:
Secretary
LCI Industries
3501 County Road 6 East
Elkhart, IN 46514

To be timely, a stockholder’s notice must be delivered not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. For the Annual Meeting to be held in 2019, such notice must be delivered no earlier than January 24, 2019 and no later than February 22, 2019. In the event that the date of the annual meeting is advanced by more than 30 or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal. A copy of the Company’s bylaws, including the advance notice requirements, may be obtained upon request to the Company’s Secretary at the address noted above.

By Order of the Board of Directors

ANDREW J. NAMENYE

Vice President - Chief Legal Officer and Secretary

April 10, 2018

Appendix A

LCI INDUSTRIES
2018 OMNIBUS INCENTIVE PLAN

1.    Purpose. The purpose of the LCI Industries 2018 Omnibus Incentive Plan (the “Plan”) is to attract and retain certain executives and personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.
2.    Definitions. In this Plan, the following definitions will apply.
(a)    “Affiliate” means any entity that is a Subsidiary of the Company, or any other entity in which the Company owns, directly or indirectly, at least 25% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.

(b)    “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.
(c)    “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, Other Stock-Based Award or a Cash Incentive Award.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cash Incentive Award” means a dollar-denominated Award as described in Section 11(b).

(f)    “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) material failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses), including, but not limited to, a violation of any federal or state securities laws, rules or regulations or of any rule or other requirement of any securities exchanges on which the Company’s Shares may, at the time, be listed; (iii) material breach of the Company's business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.
(g)    “Change in Control” means one of the following:
(1)    An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)    any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)    any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the effective date of this Plan;

(C)    any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities; or

(D)    with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(g)(3).

(2)    Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)    A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(h)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.
(i)    “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.
(j)    “Company” means LCI Industries, a Delaware corporation, and any successor thereto.

(k)    “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(l)    “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(m)    “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(n)    “Employee” means an employee of the Company or an Affiliate.
(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(p)    “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
(q)    “Fair Market Value” means the fair market value of a Share determined as follows:
(1)    If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)    If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.
(r)    “Full Value Award” means an Award other than an Option Award, Stock Appreciation Right Award or Cash Incentive Award.

(s)    “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t)    “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.
(u)    “Non-Employee Director” means a member of the Board who is not an Employee.
(v)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(w)    “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x)    “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y)    “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.
(z)    “Plan” means this LCI Industries 2018 Omnibus Incentive Plan, as amended and in effect from time to time.
(aa)    “Prior Plan” means the LCI Industries Equity Award and Incentive Plan, as Amended and Restated on May 22, 2014.

(bb)    “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(cc)    “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.
(dd)    “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(ee)    “Share” means a share of Stock.
(ff)    “Stock” means the common stock, $0.01 par value per Share, of the Company.
(gg)    “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
(hh)    “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(ii)    “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(jj)    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(kk)    “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.    Administration of the Plan.
(a)    Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)    Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)    determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, the actual achievement of any applicable performance criteria, and the manner in which Awards are paid or settled;

(2)    cancelling or suspending an Award or accelerating the vesting or extending the exercise period of an Award, whether by amendment or other action, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)    adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)    granting Substitute Awards under the Plan;

(5)    taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and
(6)    requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.
Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c)    Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)    Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(i). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)    Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)    Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.    Shares Available Under the Plan.

(a)    Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,500,000. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1)    Shares that are subject to Awards of Options, Stock Appreciation Rights or Full Value Awards shall be counted against the share reserve as one Share for every one Share granted.
(2)    Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.
(3)    Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)    Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)    Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited, is settled for cash or otherwise does not result in the issuance of all of the Shares subject to such Award (including as a result of the settlement in Shares of the exercise of a Stock Appreciation Right) shall, to the extent of such cancellation, forfeiture, expiration, cash settlement or non-issuance, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished. In addition, if (i) payment of the exercise price of any Award or Prior Plan Award is made through the tendering (either actually or by attestation) of Shares by the Participant or by the withholding of Shares by the Company or (ii) satisfaction of any tax withholding obligations arising from any Award or Prior Plan Award occurs through the tendering (either actually or by attestation) of Shares by the Participant or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall become available for Awards under this Plan and the share reserve under Section 4(a) shall be correspondingly replenished. Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan shall not, however, again become available for Awards or replenish the share reserve under Section 4(a).

(c)    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d)    No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e)    Individual Option and SAR Limit. The aggregate number of Shares subject to Option and/or Stock Appreciation Right Awards granted during any calendar year to any one Participant other than a Non-Employee Director shall not exceed 250,000 Shares (subject to adjustment as provided in Section 12(a)).

(f)    Compensation Limit. With respect to Full Value Awards that are denominated in Shares or Share equivalents, the maximum number of Shares that may be the subject of such awards and that are granted to any one Participant during any calendar year shall not exceed 250,000 Shares (subject to adjustment as provided in Section 12(a)). With respect to Full Value Awards and Cash Incentive Awards that are denominated other than in Shares or Share equivalents the maximum amount payable with respect to such awards and that are granted to any one Participant during any calendar year shall not exceed $9,000,000.

(g)    Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) with respect to such individual’s Service as (i) a Non-Employee Director (excluding the Chairman of the Board) shall not exceed $500,000 and (ii) a Non-Employee Director who is also serving as Chairman of the Board, shall not exceed $800,000.

5.    Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.
6.    General Terms of Awards.
(a)    Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b)    Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the Award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change in Control as provided in Section 12(b)(2), 12(b)(4) or 12(c), (ii) a termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made to Non-Employee Directors in payment of or exchange for other compensation already earned and payable, and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the date of the next annual meeting of the Company’s stockholders. Unless the Committee provides otherwise, the vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.
(c)    Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)    Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.
(e)    Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):
(1)    Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)    Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
(3)    Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(4)    Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(f)    Rights as Stockholder. Except as otherwise provided in Section 6(h) or Section 9(b), no Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g)    Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any performance-based Award shall additionally be subject to the requirements of Section 16 of this Plan. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.
(h)    Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and if the Committee so provides for dividend equivalents, such dividend equivalents shall be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)    Deferrals of Full Value Awards or Cash Incentive Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award or Cash Incentive Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7.    Stock Option Awards.
(a)    Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).
(b)    Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c)    Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.
(d)    Incentive Stock Options.
(1)    An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 1,500,000, subject to adjustment as provided in Section 12(a).
(2)    No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)    For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
(4)    If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.
(5)    The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.
(e)    Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option Award during the applicable post-termination of Service exercise period as set forth in Section 6(e) or in the applicable Agreement is prevented by Section 17(c), the Option shall remain exercisable until the later of (i) 30 days after the date the exercise of the Option would no longer be prevented by such provision, or (ii) the end of the applicable post-termination exercise period, but in no event later than the scheduled expiration date of the Option as set forth in the applicable Agreement.

8.    Stock Appreciation Right Awards.
(a)    Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)    Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.
9.    Restricted Stock Awards.
(a)    Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b)    Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.
10.    Stock Unit Awards.
(a)    Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)    Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.
11.    Other Awards.

(a)    Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue

Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

(b)    Cash Incentive Awards. Cash Incentive Awards may be granted to any Participant in such dollar-denominated amounts and upon such terms and at such times as shall be determined by the Committee. If so provided in the applicable Agreement, a Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(g), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period. If a Cash Incentive Award is also considered a performance-based Award, following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash, Shares or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash, Shares and other forms of Awards as determined by the Committee and specified in the applicable Agreement.

12.    Changes in Capitalization, Corporate Transactions, Change in Control.

(a)    Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)    Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)    Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)    Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. To the extent vesting of any Award described in the preceding sentence is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) as follows: (A) if the accelerated vesting event occurs during the performance period, the performance goals in the Award will be deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance shall be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction; and (B) if the accelerated vesting event occurs after the conclusion of the performance period, the vested portion of the Award shall be that portion determined by the Committee (or the equivalent committee of a successor, if applicable) to be earned using actual performance during the performance period. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)    Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(2). Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)    Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within twenty-four months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, or, if so provided in the discretion of the Committee in an Agreement, terminates his or her Service for Good Reason (as defined in the applicable Agreement), then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become fully vested and exercisable and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full. To the extent vesting of any Award described in the preceding sentence is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(4) as follows: (A) if the accelerated vesting event occurs during the performance period, the performance goals in the Award will be deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance shall be proportionate to the portion of the performance period that has elapsed up to the date of such Participant’s termination of Service; and (B) if the accelerated vesting event occurs after the conclusion of the performance period, the vested portion of the Award shall be that portion determined by the Committee (or the equivalent committee of a successor, if applicable) to be earned using actual performance during the performance period.

(c)    Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, if within twenty-four months after the Change in Control a Participant experiences an involuntary termination of Service for reasons other than Cause, or, if so provided in the discretion of the Committee in an Agreement, terminates his or her Service for Good Reason (as defined in the applicable Agreement), then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become fully vested and exercisable and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full. To the extent vesting of any Award described in the preceding sentence is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(c) as follows: (A) if the accelerated vesting event occurs during the performance period, the performance goals in the Award will be deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance shall be proportionate to the portion of the performance period that has elapsed up to the date of such Participant’s termination of Service; and (B) if the accelerated vesting event occurs after the conclusion of the performance period, the vested portion of the Award shall be that portion determined by the Committee (or the equivalent committee of a successor, if applicable) to be earned using actual performance during the performance period.

(d)    Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

(e)    Parachute Payment Limitation.

(1)    Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise ("Covered Payments") constitute parachute payments ("Parachute

Payments") within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(2)    Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute deferred compensation subject to Section 409A of the Code shall be reduced first, and (ii) Covered Payments that are cash payments shall be reduced before non-cash payments, and Covered Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(3)    If, notwithstanding the initial application of this Section 12(e), the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 12(e) will be reapplied based on the Internal Revenue Service's determination, and the Participant will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the excess payments until the date of repayment).

(4)    Any determination required under this Section 12(e) shall be made in writing in good faith by the Company immediately before the Change in Control, and shall include detailed supporting calculations, which shall be subject to audit procedures performed by an independent accounting firm (the "Accountants"). The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to perform the necessary procedures.

13.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.    Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15.    Effective Date, Duration, Amendment and Termination of the Plan.
(a)    Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by July 31, 2018, the Plan will be of no further force or effect.
(b)    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.
(c)    Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)    Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)    No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.

16.    Performance-Based Compensation.
(a)    Designation of Awards. If the Committee determines at the time an Award is granted to a Participant that it shall be considered a performance-based Award then this Section 16 will be applicable to such Award. If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures described in Section 16(b). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of a formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and determine the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16. In specifying the performance goals applicable to any performance period, the Committee may provide that one or more adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to performance-based compensation. The Committee may, in its discretion and based on such considerations as it deems appropriate, adjust downward, but not upward, any amount otherwise determined by the application of the performance goals to be otherwise payable in connection with an Award

(b)    Performance Measures. For purposes of any Award considered a performance-based Award subject to this Section 16, the performance measures to be used shall include one or more of the following: (i) revenues; (ii) operating profit, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, non-cash stock based compensation, extraordinary items, or special items; (iii) net income or net income per common share (basic or diluted), before or after special items or extraordinary items; (iv) return on assets, return on net assets, return on investment, return on capital, return on invested capital, or return on equity; (v) cash flow, free cash flow, cash flow per share, cash flow return on investment, or net cash provided by operations; (vi) interest expense after taxes; (vii) economic profit or economic value added models or equivalent metrics; (viii) operating margin or gross margin; (ix) stock price, comparisons with various stock market indices, or total stockholder return; (x) financial ratios, including those measuring liquidity, activity, profitability, or leverage; (xi) financing and other capital raising transactions; (xii) working capital levels or components thereof; (xiii) strategic business criteria, consisting of one or more objectives such as market penetration, market share, geographic business expansion goals, cost targets, expense targets, customer or employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, in-licensing and out-licensing of intellectual properties, and goals relating to acquisitions, strategic partnerships, or divestitures and (xiv) any other financial, operational or strategic measure approved by the Committee. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, division, business unit, operational unit or individual performance.
17.    Other Provisions.
(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant.

To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)    Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)    Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).
(d)    Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.
(f)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)    Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)    If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)    If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)    Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)    Forfeiture and Compensation Recovery.

(1)    In the event of a restatement of the Company’s financial statements, the Committee shall have the right to review any Award, the amount, payment or vesting of which was based on an entry in the financial statements that are the subject of the restatement. If the Committee determines, based on the results of the restatement, that a lesser amount or portion of an Award should have been paid or vested, it may (x) cancel all or any portion of any outstanding Awards and (y) require the Participant or other person to whom any payment has been made or shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or SAR and the value realized (whether or not taxable) on the vesting or payment of any other Award.

(2)    If the Participant, during the time period specified in the Agreement, engages in any prohibited activity or conduct described in subsection (3) below the exercise or vesting of the Award may be rescinded within one (1) year after the Company becomes aware of such activity or conduct, and the Company shall notify the Participant in writing of any such rescission within such one-year period. Within ten (10) days after receiving such notice of rescission, the Participant shall (x) return to the Company the number of shares of Common Stock that the Participant received upon exercise or vesting of the Award which have not been sold, and (y) pay to the Company the amount of any gain realized as a result of the sale of any Common Stock that the Participant received upon exercise or vesting of the Award, in such manner and on such terms and conditions as may be required by the Company. The Company also shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company. The Committee may, in its discretion, waive or modify the provisions of this Section 17(i)(2) in an Agreement.

(3)    The prohibited activity or conduct is (w) the unauthorized rendering of services for any organization or engaging, directly or indirectly, in any business which is competitive with the business of the Company; (x) the disclosure to any person or entity outside the Company, or use in other than the Company’s business, without prior written authorization from the Company, of any Confidential Information or material relating to the business of the Company; (y) activity that results in termination of the Participant’s employment or services as a director of the Company for cause; or (z) any other conduct or act reasonably determined by the Company to be injurious, detrimental or prejudicial to any interest of the Company.

(4)    The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates, including, but not limited to, a violation of any federal or state securities laws, rules or regulations or of any rule or other requirement of any securities exchanges on which the Company’s Shares may, at the time, be listed.

(5)    Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

LCI INDUSTRIES

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

Nominees	For	Against	Abstain
01 James F. Gero	☐	☐	☐
02 Frank J. Crespo	☐	☐	☐
03 Brendan J. Deely	☐	☐	☐
04 Ronald J. Fenech	☐	☐	☐
05 Tracy D. Graham	☐	☐	☐
06 Frederick B. Hegi, Jr.	☐	☐	☐
07 Virginia L. Henkels	☐	☐	☐
08 Jason D. Lippert	☐	☐	☐
09 Kieran M. O'Sullivan	☐	☐	☐
10 David A. Reed	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2 To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers;	☐	☐	☐
3 To approve the LCI Industries 2018 Omnibus Incentive Plan; and	☐	☐	☐
4 To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2018.	☐	☐	☐

NOTE: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000372250_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

LCI INDUSTRIES
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2018

The stockholder(s) hereby appoint(s) Jason D. Lippert and Andrew J. Namenye, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of LCI INDUSTRIES that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, Central Time, on May 24, 2018, at the Hotel Crescent Court, 400 Crescent Court, Dallas, TX 75201, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY IS PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4, AND UPON ALL OTHER MATTERS, THE PROXIES WILL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

0000372250_2 R1.0.1.17